As filed with the Securities and Exchange Commission on December 31, 2008
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549
_____________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

CONCENTRIC ENERGY CORPORATION
(Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	30-0363936 (I. R. S. Employer Identification Number)

3550 Sabin Brown Road, Suite 3
Wickenburg, AZ 85390
(928) 684-2717
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________
Andrew K. Simpson
Chief Executive Officer and
Chief Financial Officer
Concentric Energy Corporation
3550 Sabin Brown Road, Suite 3
Wickenburg, AZ 85390
(928) 684-2717
FAX: (925) 684-2510
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________

Copy to:
Harvey Kesner, Esq.
Haynes and Boone, LLP
1221 Avenue of the Americas
26th Floor
New York, NY 10020
Tel: (212) 659-4973
Tel: (212) 884-8233

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (do not check if smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (3)
Common Stock, $0.001 par value per share(1)	719,968	$0.90	$647,971.20	$25.47
Common Stock, $0.001 par value per share(4)	683,484	$0.90	$615,135.60	$24.17
Common Stock, $0.001 par value per share(5)	61,997	$0.90	$55,797.30	$2.19
Common Stock, $0.001 par value per share(6)	342,696	$0.90	$308,426.40	$12.12
Total	1,808,145			$63.95

(1)
Pursuant to Rule 416 of the Securities Act, this registration statement also registered such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of registration fee.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants having an exercise price of $4.50 per share.
(5)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants having an exercise price of $3.00 per share.
(6)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants having an exercise price of $6.00 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and offers to buy these securities are not being solicited in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 31 , 2008

Concentric Energy Corporation
1,808,145 shares of common stock

This prospectus relates to the resale of up to 1,808,145 shares of common stock, $.001 par value per share, of Concentric Energy Corporation  that may be sold from time to time by the selling stockholders identified in this prospectus, consisting of 719,968 shares of common stock, 683,484 shares of common stock issuable upon the exercise of warrants at $4.50 per share, 342,696 shares of common stock issuable upon the exercise of warrants at $6.00 per share and 61,997 shares of common stock issuable upon the exercise of warrants at $3.00 per share.

The offering price for the shares of common stock to be sold by the selling stockholders will be negotiated through private transactions or will be at prevailing market prices. Our common stock is not traded on any exchange or automated quotation system. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to become eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such an application.

We will not receive any proceeds from the sale of these shares by the selling stockholders.  We will, however, receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.

We will pay all of the expenses incident to the registration of the shares offered under this prospectus, except for sales commissions and other expenses of selling stockholders applicable to the sales of their shares.

Selling stockholders may sell their shares directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders.  The selling stockholders may engage brokers, dealers, or agents who may receive commissions, or discounts from the selling stockholders.   See “Selling Stockholders” and “Plan of Distribution” in this prospectus.

An investment in our common stock is speculative and involves a high degree of risk.  Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock.  See “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                         , 2009

TABLE OF CONTENTS
_________________________

You should only rely on the information contained in this prospectus.  No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, and you must not rely on any unauthorized information or representations.  The information contained in this prospectus is current only as of its date, unless otherwise indicated.  Our business, financial conditions, results of operations, and prospects may have changed since that date.

-i-

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus.  In addition to this summary, we urge you to read the more detailed information, including the financial statements and related notes thereto and the “Risk Factors” section, included elsewhere in this prospectus.  Unless the context otherwise requires, any reference to “Concentric,” “our company,” “we,” “us,” or, “our” refers to Concentric Energy Corporation, a Nevada corporation, together with its wholly-owned subsidiary, Anderson Mining Company, an Arizona corporation, which we refer to as “Anderson Mining.”

CONCENTRIC ENERGY CORPORATION

Our Company

We are an exploration stage company engaged in the exploration of uranium and vanadium.  Our principal asset is a set of 289 contiguous, unpatented and lode mining claims on a tract of property, referred to as the Anderson Property, that is located in a remote area near the town of Wickenburg, Yavapai County, in west-central Arizona. We own the claims and Anderson Mining Company, our wholly owned subsidiary, operates the claims.

In the late 1970s, prior to Three Mile Island, MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A, Inc. drilled approximately 1,300 bore holes in the northern portions of the claims we now hold. MinEx subsequently completed a feasibility study for the mining and processing of the resources underlying its claims which it estimated to be approximately 10 million pounds of uranium. However, subsequent to Three Mile Island, both MinEx and Urangesellschaft abandoned their claims.  We believe that the Anderson Property may be a significant resource if the economics of the processing costs and uranium prices are favorable. However, the completion of a feasibility study will be necessary to confirm our belief.

The spot price of uranium was $55 per pound on December 11, 2008. The price of uranium since July 31, 2006 is given by the graph below.

Source: The Ux Consulting Company, LLC.  http://www.uxc.com

Political Security of Uranium Supply

Global uranium supplies in 2008 totaled approximately 170 million pounds, including recycled weapons stocks. The United States currently consumes approximately 40 million pounds of uranium annually or about 24% of the world supply. Only 15 million pounds of the uranium supply – about 9% of global supply- originates in the United States including United States government stocks. Just under 5 million pounds of United States sourced supply comes from domestic mine production.

Conversely, Russia controls approximately 20% of the global supply of uranium. Russia, Kazakhstan and Uzbekistan together control about 35% of the global uranium supply. If Cameco Corporation’s planned Cigar Lake uranium project in Saskatchewan, Canada fails to come into production by 2015, then Russia, Kazakhstan and Uzbekistan together may control approximately 40% of the global uranium supply. Russia’s prior curtailing of natural gas to Ukraine, recent incursion into Georgia, and potential to exert influence over uranium distribution from Kazakhstan and Uzbekistan, all combine to underscore the issue of the political security of uranium supplies for the United States and other countries.

Our Strategy

Our strategy is to both build a utility end-user focused consolidator and operator of politically secure uranium  supplies and complete the feasibility studies necessary to determine the economics of the Anderson Property.

We intend to buy and build uranium production assets for operation in the 2010 – 2014 time frame. We seek permittable uranium assets with seven million pounds or more contiguous mineralized material. We prefer assets in the United States, Canada and in the uranium-permitting areas of Australia. We ideally prefer to invest in companies with good operating managements who may seek a long term financial and technical support platform to enable development of uranium production assets. We have established a best practices governance and management platform including a highly experienced board.

Our History

We were formed as a limited liability company in the state of Nevada on July 20, 2001 under the name Concentric Energy, LLC. On June 1, 2004, we were converted into a Nevada corporation called Concentric Energy Corporation.

Our principal business offices are located at 3550 Sabin Brown Road, Suite 3, Wickenburg, Arizona 85390, and our telephone number is (928) 684-2717.

Private Placement

On July 31, 2008, we completed a private placement of 619,968 shares of common stock and four year warrants to purchase an additional 929,952 shares of common stock to certain investors pursuant to a private placement exempt under Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended.  We entered into a securities purchase agreement with each investor with respect to the private placement, whereby the investors purchased units (or pro-rated fractions thereof) at a purchase price of $30,000 per unit. Each unit consisted of 10,000 shares of our common stock, four year warrants to purchase 10,000 shares of common stock at an exercise price of $4.50 per share, and four year warrants to purchase 5,000 shares of common stock at an exercise price of $6.50 per share. We received net cash proceeds of $1,282,000, net of expenses of approximately $223,000 and net of $350,000 in convertible notes payable which converted into common stock as part of this private placement.

In connection with the securities purchase agreement, we also entered into a registration rights agreement with the investors requiring us to register the shares of common stock purchased pursuant to the securities purchase agreement and the shares of common stock issuable upon conversion of the warrants purchased pursuant to the securities purchase agreement by September 14, 2008 and to cause it to become effective by January 12, 2009, or by January 27, 2009 in the event of a full review by the Securities and Exchange Commission.  When effective, this registration statement satisfies that commitment, and we are obligated to keep this registration statement continuously effective until all shares covered by the registration rights agreement have been sold, or until July 31, 2012.  If we fail to meet certain requirements under the registration rights agreement, we are required to pay each investor a monthly cash payment of one-half percent of the aggregate purchase price (approximately $9,300 per month in the aggregate) paid by such investor commencing on January 31, 2009 and continuing until the default is cured (but in no event beyond the 3-year anniversary of the closing of the securities purchase agreement).  Our maximum liability under this requirement would be approximately $288,000 if we are unable to file a registration statement and we are required to make payments from January 31, 2009 until July 31, 2011.

In conjunction with the securities purchase agreement, Ralph Kettell, our founder, entered into a lock-up agreement pursuant to which Mr. Kettell agreed not to sell any shares of common stock beneficially owned by him (including those owned by his affiliates) until December 1, 2010; provided, however, that he may dispose of up to 300,000 shares of common stock on or after September 30, 2008; an additional 600,000 shares of common stock on or after June 30, 2009; an additional 400,000 shares of common stock on or after September 1, 2009; an additional 400,000 shares of common stock on or after March 31, 2010; and an additional 400,000 shares of common stock on or after September 1, 2010.

Westminster Securities Corporation acted as our placement agent in connection with the securities purchase agreement.  As part compensation for its services, we issued Westminster Securities Corporation four year warrants to purchase 61,997 shares of our common stock at $3.00 per share, four year warrants to purchase 61,997 shares of our common stock at $4.50 per share and four year warrants to purchase 30,999 shares of our common stock at $6.00 per share. In addition, in January 2007, Westminster Securities Corporation and its President, Richard Price, were issued 35,000 shares and 65,000 shares of common stock, respectively, as fees for investment advisory services.

THE OFFERING

Common Stock Offered By the Selling Stockholders	1,808,145 shares of common stock

Common Stock Outstanding as of December 31, 2008	10,508,101 shares of common stock

Offering Price	Privately negotiated price or prevailing market prices.

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the selling stockholders.  We will, however, receive the exercise price upon exercise of the warrants by the selling stockholders if they are exercised for cash.  We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes and to conduct further exploration of the Anderson Property.

Dividend Policy
We intend to retain all available funds and any future earnings, if any, to operate our business, fund the exploration of the Anderson Property, and to expand our business.  Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Fees and Expense	We will pay all of the expenses incident to the registration of such shares, except for sales commissions and other expenses of selling stockholders.

Market Information
There is no current public market for our common stock and there can be no assurances that a public market for our common stock will develop in the future.  Our common stock is not currently listed on any national securities exchange and is not quoted on any over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application and there can be no assurance that any market maker will be obtained.

Risk Factors
An investment in our common stock is highly speculative and involves a high degree of risk.  Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock.  See “Risk Factors” beginning on page 5.

RISK FACTORS

Investing in our shares of common stock is highly speculative and involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus, including our Condensed Consolidated Financial Statements and the related notes thereto appearing elsewhere in this prospectus, before deciding to invest in our common stock.  If any of the following risks actually occur, they may have a material adverse effect on our business, financial condition, and results of operations.  In this event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business

The current financial turmoil affecting the banking system and financial markets has made if very difficult for us, as an exploration stage company, to raise capital.

The current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets, all of which could make it harder for us to raise money through either the issuance of either debt or equity securities. This fact is particularly true for us, given that we are a small, exploration stage company without any producing mineral properties. If we are unable to raise money in the near future, we will be unable to execute our business plan, and the value of our common stock could be adversely affected.

We will require additional capital in the future to both accomplish our strategy of acquiring politically secure uranium assets and to complete the feasibility studies of the Anderson Property and no assurance can be given that such capital will be available at all or available on terms acceptable to us for these purposes.

Our monthly cash expenses have historically averaged approximately $90,000 per month during the past 12 months. As of December 31, 2008, we had approximately $5,000 in cash and trading securities. We will need to raise further capital to fund our business and our business strategy. We are currently negotiating with additional investors for further capital. In light of the current economic climate, such financing may not be available, and if it is available, the cost of any such financing could be substantially greater than in the past.  If additional capital is raised by issuing our securities, this would likely dilute the interests of our existing stockholders, as has been the case during the last year. Any debt financing, if available, may involve financial covenants that limit our operations. If we cannot obtain such additional financing, we may be required to cease operations altogether or reduce the scope of our activities.

Our strategy of seeking to acquire politically secure uranium assets requires that such uranium assets be available for us at attractive prices.

The competition for politically secure uranium assets could be intense within the mineral exploration industry depending on future political events. Our ability to attract the very large amounts of capital necessary for such acquisitions is dependent on the expertise and credibility of our management. In the competitive market that could result, our ability to make such acquisitions could be non-existent, and as a result, we may not be able to accomplish this part of our strategy.

We have generated no revenues and have incurred significant operating losses since our inception.  We do not expect to generate revenues for the foreseeable future.

We have generated no revenues or profits since our inception.  We experienced operating losses of approximately $6.3 million and $2.8 million in the years ended December 31, 2007 and 2006, respectively.  For the nine months ended September 30, 2008, we had an operating loss of $3.9 million .We had an accumulated deficit of $ 14.5 million as of September 30, 2008.  We do not expect to generate revenues in the foreseeable future, and expect to continue to incur losses unless and until such time, if ever, as the Anderson Property enters into commercial production and generates sufficient revenues to fund our continuing operations.

We may not be able to continue our business as a going concern.

Our independent registered public accounting firm has issued an opinion in connection with our audited financial statements for the year ended December 31, 2007 expressing substantial doubt about our ability to continue as a going concern.  Among the reasons cited include our status as an exploration stage company with one mineral property, our lack of revenues, the fact that we require additional funds prior to being able to generate revenue, and the risk that we may never find sufficient ore reserves to be commercially mined. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all.

Our independent registered public accounting firm has identified material weaknesses in our internal control over financial reporting, which, if not properly remediated, could result in material misstatements in our financial statements in future periods.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of financial statements will not be prevented or detected by our internal controls.  In the course of auditing our consolidated financial statements for the year ended December 31, 2007, our independent registered public accounting firm discovered that we did not properly accrue for severance payments owed to a former director, which resulted in the restatement of our consolidated financial statements for the fiscal year ended December 31, 2006, and that we failed to properly accrue several other liabilities at December 31, 2007 which resulted in a material weakness in our internal control.  In the course of auditing our consolidated financial statements for the year ended December 31, 2006, our independent registered public accounting firm identified and communicated to us two material deficiencies in our internal control, the first of which was our failure to properly document several significant transactions, including the issuance of common stock, stock options, and warrants, the modification of terms related to outstanding stock options, and accrual of year-end payables and liabilities.  The second material weakness was our failure to perform certain year-end closing procedures necessary to ensure the accuracy of our general ledger.

Following the identification of these material weaknesses, we took measures and plan to continue to take measures to remediate these weaknesses and deficiencies.  However, the implementation of these measures may not fully address these weaknesses.  Our failure to correct these weaknesses or other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our consolidated financial statements and could impair our ability to  comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective internal control over financial reporting is important to help prevent or detect fraud.

It is important to note that neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses in our internal control over financial reporting.  Given the deficiencies identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal controls over financial reporting, additional deficiencies and material weaknesses may have been identified.

We rely on a single property for the success of our business.

Our only mineral property is the Anderson Property located in the state of Arizona.  Unless we acquire additional properties or projects, we will be solely dependent upon the success of the Anderson Property as a source of future revenue and profits.  We cannot assure you that we will establish any reserves or successfully commence mining operations on the Anderson Property or that we will ever obtain an interest in any other property with mineral potential to diversify our business.

The validity of our unpatented mining claims on the Anderson Property could be challenged.  If we lose these claims, it could force us to curtail or cease our business operations.

All of our claims on the Anderson Property consist of unpatented mining claims.  These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the United States General Mining Law.  It is difficult to ascertain the validity of unpatented mining claims from public property records and, even with a title opinion, it is difficult to confirm that we have followed all of the requisite steps for the initiation and maintenance of our claims.

The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid.  Rival mining claimants, as well as the United States government, may challenge mining claims.  The defending mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed, and disposed of in a profitable fashion.  The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when the claim’s validity is challenged.  It is therefore conceivable that claims that were valid when they were located, or which are presently valid, could be deemed invalid in the future if challenged during times of falling market prices or negative conditions in which profitability would decline.

Additionally, title to unpatented claims and mining properties in the western United States typically involves certain other inherent risks due to often ambiguous conveyance histories, as well as frequently ambiguous or imprecise language of mining leases, agreements, and royalty obligations.  No generally applicable title insurance is available for mining.

The economic feasibility of mining on the Anderson Property has not been established.

We are currently in the exploration stage of mining and we cannot assure you that we will unearth any mineral reserves from which revenues or profits may be derived.  Even if we discover mineral reserves in the future, the initial capital costs associated with development and production of any reserves found is such that a profit is not expected for a significant time after the initiation of any development or production.

The mineralized material identified to date on the Anderson Property has not demonstrated economic viability and we cannot provide any assurance that mineral reserves with economic viability will be identified on the property.  Whether a uranium deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit, such as its size and grade, costs, and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs, and governmental regulations.  It is possible that a feasibility study will determine that none of the known mineral deposits present on the Anderson Property can be economically and legally extracted or produced.  If we cannot adequately prove up or discover any mineral reserves of uranium on the Anderson Property, we may not be able to generate any revenues.

Our exploration activities on the Anderson Property may not be commercially successful, which could lead us to abandon our plans to develop the property.

Our long-term success depends on our ability to identify mineral reserves on the Anderson Property and other properties we may acquire, if any, that we can then develop into commercially viable mining operations.  Mineral exploration is highly speculative in nature, involves many risks, and is frequently nonproductive.  These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor.  The success of mineral exploration is determined in part by the:

•	identification of potential uranium mineralization based on superficial analysis;

•	availability of government-granted exploration permits;

•	quality of our management and our geological and technical expertise; and

•	capital available for exploration.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract any minerals, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  We will need to invest significant capital and resources in exploration activities and may abandon such activities if we are unable to identify commercially exploitable mineral reserves.  The decision to abandon a project may have an adverse effect on our operations and our ability to raise future financing.  We cannot give any assurance that our future exploration efforts will result in the discovery of a mineral reserve or mineral resource or result in the discovery of any mineral resource suitable for economic extraction.

Our applications for exploration permits may be delayed or may be denied in the future.

Exploration activities at the Anderson Property will require the granting of permits from various governmental agencies.  Obtaining the necessary governmental permits is a complex and time-consuming process involving costly undertakings on our part.  The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the permitting authority.  We may not be able to obtain or renew permits that are necessary to our operations, or the cost to obtain or renew permits may exceed our estimates.  Failure to comply with applicable laws and regulations may result in injunctions, fines, suspension, or revocation of permits and other penalties.

No new uranium processing licenses have been issued for a conventional mill since 1982.

Our goal is to process uranium at the Anderson Property if we are successful in establishing economic feasibility to do so.  Uranium processing requires licensing by the Nuclear Regulatory Commission.  No uranium processing licenses have been issued for a conventional mill since 1982 and there can be no assurance that new license applications will be approved or acted upon in a timely manner.  If we cannot obtain a uranium processing license, we will not be able to mine uranium.

Development and production of proven mineral reserves will involve inherent risks which may threaten the entirety of the investment and funds expended in these efforts may not be recovered.

The development of mining operations at the Anderson Property will require the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as needed consultants, personnel, and equipment associated with advancing exploration, development, and commercial production of our properties are added.  The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control.

There is a significant amount of cost and risk associated with the entire process of exploration, development, and production of mineral resources.  Some of the associated costs and risks include:

•	costs of further exploration work, preparation of feasibility studies, and metallurgical test work;

•	costs of development of the mineral reserve prior to production;

•	costs of construction of production facilities;

•	obtaining the necessary permits required to commence production;

•	efficient operation of production facilities;

•	ongoing costs of production;

•	environmental regulations and constraints;

•	availability and cost of financing;

•	adverse changes in uranium prices or market price fluctuations; and

•	availability of buyers of the commodity.

The marketability of any mineral may also be affected by numerous factors which are beyond our control and which cannot be accurately predicted.  Government regulations and restrictions, including those relating to allowable production, importing, and exporting of minerals and mineral products, and environmental protection could also pose a risk.  The exploration of the Anderson Property involves significant risks that even a combination of careful evaluation, experience, and knowledge may not eliminate.

Historical production on the Anderson Property may not be indicative of the potential for future development.

We currently have no commercial production at the Anderson Property, and you should not rely on the fact that there were historical mining operations at the Anderson Property as an indication that we will be successful in placing the property into commercial production.

Our operations are subject to environmental risks and environmental regulations.  Our failure to manage such risks or comply with such regulations could potentially expose us to significant liabilities for which we may not be insured.

All phases of our operations are subject to federal, state, and local environmental laws and regulations.  These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation.  They also set forth limitations on the generation, transportation, storage, and disposal of solid, liquid, and hazardous wastes.  Environmental legislation is evolving in a manner which could involve stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors, and employees.  Future changes in environmental regulations could adversely affect our activities.  Environmental hazards may exist on the Anderson Property or properties that we may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.

We are required to comply with numerous environmental laws and regulations imposed by federal, state and local authorities.  At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act, the Endangered Species Act and the National Environmental Policy Act impose permit requirements, effluent standards, performance standards, air quality and emissions standards, waste handling and disposal restrictions, and other design or operational requirements for various components of mining and mineral processing, including exploration, ore mining, and processing.  There is not a sufficient basis at this time, however, to predict the potential impacts of such regulations on our exploration and possible development activities.

Many states, including Arizona, have also adopted regulations that establish design, operational, monitoring, and closing requirements for exploration and mining operations.  Under these regulations, companies are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of exploration and mining operations.  Additionally, Arizona and other states require exploration and mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.

Exploration and mining operations involve a potential risk of releases to soil, surface water, and groundwater of metals, chemicals, fuels, liquids having acidic properties, and other contaminants.  The risk of environmental contamination from present and past exploration or mining activities exists for mining companies.  We may be liable for environmental contamination and natural resource damages relating to the Anderson Property which occurred before we owned or operated the property.  Under environmental laws and regulations, we could be required to remove or remediate wastes disposed of or released by prior owners or operators.

Further, the Anderson Property is known to contain two varieties of cacti, the Saguaro and the Barrel.  Under Arizona law, all native plants are protected by law and certain permits are required for removal or sale of any native plants, even from private land.  We may face potential liability for past activities at the Anderson Property and for our failure, if any, to comply with all applicable state and federal laws protecting these cacti as well as any other protected plant or animal species on the property.

Our compliance with federal and state environmental laws may also necessitate significant capital outlays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our current intended exploration or any possible future exploration or development activities.  Further, changes in environmental laws and regulations in the future could adversely affect our business activities or financial condition.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing our operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  We may be required to compensate those suffering loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

H. R. 2262: Hardrock Mining and Reclamation Act of 2007, a bill passed by the United States House of Representatives, may, if enacted into law, adversely affect our business operations and financial condition.

The Hardrock Mining and Reclamation Act of 2007, which we refer to as the Hardrock Act, is a bill passed by the U.S.  House of Representatives on November 1, 2007.  The Hardrock Act would apply to any mining claim under the general mining laws and would condition the issuance of a federal patent for any mining claim located under the general mining laws upon specified determinations to be made by the Secretary of the Interior.  If enacted into law, the Hardrock Act would also subject production of locatable minerals from a mining claim to a royalty of 8% of the net smelter return.  In addition, the bill sets forth requirements governing (1) lands open to location, (2) environmental protection standards, including reclamation, in connection with mineral activities on mining claims, and (3) state or local laws that meet or exceed requirements of the Hardrock Act.  If enacted, this law could negatively impact our business operations, make our operations not economically viable and reduce any future revenues.

Our exploration activities and any future mining operations are, and will be, subject to operational risks and hazards inherent to the mining industry.  We do not and cannot insure against all risks.

Our operations are subject to all of the operating hazards and risks normally incident to exploring and developing mineral properties, including but not limited to unusual or unexpected geological formations, personal injuries, flooding, cave-ins, changes in technology or mining techniques, and periodic interruptions because of inclement weather and industrial accidents.  At the present time, we have no insurance coverage to insure ourselves against such hazards.  Liability for such occurrences and from uninsured events could cause us to incur significant liabilities and costs that could have material adverse consequences on our financial condition and could result in our inability to complete our planned exploration or to obtain additional financings to fund our further exploration and could have a material adverse effect on our financial condition and value.  Further, should any of these risks and hazards affect any of our exploration activities or future mining operations, it may cause the cost of exploration or cost of development of mining operations or production to increase to a point where it would no longer be economical to carry out these activities.

We may be unable to attract and retain qualified personnel which could negatively impact our activities.

The exploration, development, and production of mineral reserves require qualified personnel, and we may not be able to attract and retain such personnel necessary for the implementation and conduct of exploration at the Anderson Property.  The competition for qualified personnel is intense in the mineral exploration industry, and we may have particular difficulty attracting and retaining key personnel in the initial phases of our exploration programs.  Our inability to attract, retain, and motivate qualified personnel could negatively impact our ability to complete exploration, and if successful, development and production at the Anderson Property.

We may not have access to the supplies and materials needed for exploration, which could cause delays or suspension of our operations.

Competitive demands for contractors and unforeseen shortages of supplies and equipment could result in the disruption of planned exploration activities.  Current demand for exploration drilling services, equipment, and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times in our exploration program.  If we cannot find the equipment and supplies needed for our various exploration activities, we may have to suspend further exploration until equipment, supplies, funds, and/or skilled manpower can be obtained.

We are dependent on the services of certain key executives of Concentric Energy.

We are dependent on the services of certain key executives, including Andrew Simpson, our Chief Executive Officer, Chief Financial Officer and a member of the board of directors and Lynn Oates, our President, Vice President of Finance, and Controller.  We currently do not have key person insurance on either of these individuals.  The loss of either of these individuals could have a material adverse effect on our business and operations.

Mr. Simpson will retain significant influence after this offering.

On completion of the offering, Andrew Simpson, our Chief Executive Officer, Chief Financial Officer, and a member of our Board of Directors, will have control or discretion over approximately 39.0% of the outstanding shares of our common stock, including control or discretion over 3,575,000 shares of our outstanding common stock controlled by virtue of a voting trust entered into by Ralph W. Kettell, Laura Kettell and any persons or entities affiliated with Ralph Kettell or Laura Kettell.  Accordingly, Mr. Simpson will have a significant influence over our policies and affairs and will be in a position to determine or influence the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to our charter, and the approval of significant transactions.

We may face contingent liabilities resulting from past transactions.

Some of our past transactions were incompletely documented or not conducted in compliance with applicable law.  These transactions include the spin-off of non-uranium assets previously owned by us and the distribution of shares in the resulting company, Nevada Fluorspar, Inc., to our stockholders as of July 29, 2005.

In May 2007, we notified investors who purchased shares of our common stock at $2.50 per share in a private placement concluded in 2006, which we refer to as the 2006 Offering, that we would, if any of those investors so requested, rescind the investment.  In that notice, we informed investors that we were conducting a subsequent private placement pursuant to a private placement memorandum which contained disclosures that were not part of the 2006 Offering documents, including disclosure regarding our founder’s beneficial holdings of our common stock, information regarding the spin off of our non-uranium assets into Nevada Fluorspar, Inc., our investment in  E-Vat, Inc., and certain financial information associated with these related party transactions.  In order to limit the prospect that investors in the 2006 Offering might later assert claims relating to those omissions, we offered to rescind investments at the original purchase price plus interest, subject to any legal restrictions on such an offer.  A Canadian investor who purchased $12,500 of shares in the 2006 Offering requested his original investment of $12,500 be rescinded, although Canadian law has prevented consummation of such request.  We may be subject to liabilities related to these transactions.

In addition, our prior offerings of securities and associated filings with applicable securities regulatory authorities made before 2006, totaling $1.5 million, may not have been completed in compliance with applicable laws due to insufficient disclosure . We may face potential liability to the extent we failed to comply with applicable law in such offerings .

Failure by us to achieve and maintain effective internal controls over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and share price.

As a public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act, and, beginning with the year ending December 31, 2010, we will have to obtain an annual attestation from our independent registered public accounting firm regarding our internal control over financial reporting and management’s assessment of internal control over financial reporting.  We cannot be certain as to the timing of completion of our internal control evaluation, testing, and remediation actions or of their impact on our operations.  Upon completion of this process, we may identify control deficiencies of varying degrees of severity that remain unremediated.  We will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting.  A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, including the Securities and Exchange Commission.  In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements, and our share price may be adversely affected as a result.  If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets, and our share price may be adversely affected.

We will incur increased costs as a result of being a public company.

Prior to this offering, the corporate governance, financial reporting, and continuous disclosure practices and policies required of a publicly traded company and reporting issuer did not apply to us.  As a public company and reporting issuer, we will incur significant legal, accounting, and other expenses that we did not directly incur in the past.  In addition, we are required to adopt corporate governance practices applicable to public companies.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

Risks Related to Our Industry

The uranium market is a volatile market that has a direct impact on the value of mineral resources and our potential revenues and profits.

The price of uranium has varied over the last five years from a high of approximately $138.00 per pound to a low of approximately $10.00 per pound.  The price as of December 11, 2008 was approximately $55.00 per pound.  Large participants in the market can cause significant price changes very quickly and without warning.  The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, increased supplies from both existing and new uranium mines, sales of uranium from existing government stockpiles, and political and economic conditions.

Our long-term success is highly dependent on the price of uranium, as the economic feasibility of any ore body discovered on the Anderson Property, or any property we may acquire in the future, will in large part be determined by the prevailing market price of uranium.  A decline in uranium prices could have a significant adverse effect on our ability to raise funds, make our operations not economically viable, reduce our revenues, result in losses, or cause us to cease activities.  Because mining costs are relatively fixed, the lower the market price of uranium, the greater the chance that investors might be unwilling to provide us with necessary funds and that we would therefore have to cease our operations.

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing substantially greater financial resources, experience, and technical facilities than we do.  This may result in higher costs to us and our being unable to acquire interests in attractive uranium exploration properties or qualified personnel on terms acceptable to us.

There is competition from other energy sources which could materially affect the value of your investment.

A great deal of uranium’s value comes from its use as a nuclear energy component used to fuel nuclear power plants for the generation of electricity.  Nuclear energy competes with other sources of energy, including oil, natural gas, coal, and hydro-electricity.  These other energy sources are, to some extent, interchangeable with nuclear energy, particularly over the long term.  Lower prices of oil, natural gas, coal and hydro-electricity may result in lower demand for uranium concentrate and uranium conversion services, which would materially affect the value of your investment.

The public may not accept nuclear energy as an alternative energy source.

The growth of the uranium and nuclear power industry beyond its current level will depend upon continued and increased acceptance of nuclear technology as a means of generating energy.  Because of unique political, technological, and environmental factors that affect the nuclear industry, the industry is subject to public opinion risks which could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry.  The failure of nuclear energy to be accepted as an alternative energy source could have a significant adverse effect on our ability to raise funds, make our operations not economically viable, and cause us to cease activities.

Risks Related to this Offering

There is no market for our common stock.

There is currently no public market for our common stock and we cannot assure you that a public market will develop for our common stock following this offering.

We do not expect to pay any dividends in the foreseeable future.

We intend to retain all available funds and any future earnings, if any, to operate our business, fund the exploration of the Anderson Property, and to expand our business.  Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Substantial sales of our common stock, or the perception that such sales are likely to occur, could cause the price of our common stock to decline.

The market price, if any, of our common stock could decline as a result of sales of substantial amounts of our common stock following this registration, or the perception that these sales could occur.  In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.  We have an aggregate of 10,508,101 shares of common stock outstanding as of December 31, 2008.  All the shares registered for resale under this prospectus will be freely tradable, and substantially all of the remaining shares of common stock may be available for resale in the public market, subject to the restrictions on sale or transfer imposed by Rule 144 under the Securities Act of 1933, as amended.  The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended.  The penny stock rules apply to companies whose common stock is not listed on the Nasdaq Stock Market or other national securities exchange and trade at less than $4.00 per share or that have tangible net worth of less than $5,000,000 (or $2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stocks to persons other than “established customers” complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements, other than statements of historical fact, included in this prospectus may be forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe.”  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will occur.  Our actual results, performance, or outcomes could differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:

•	our ability to raise capital to fund our ongoing operations;

•	our ability to obtain the necessary permits, licenses, and other approvals necessary to explore and develop the Anderson Property;

•	unsuccessful exploration at the Anderson Property;

•	passage of legislation or government regulation adversely affecting our business, planned activities, or the mining industry;

•	the timing and extent of changes in uranium and other commodity prices;

•	actual or anticipated changes in the United States economy;

•	our ability to retain our officers, directors, key personnel, and management;

•	the possibility of future litigation or government action; and

•	the other factors set forth under “Risk Factors” included in this prospectus.

We caution you that the foregoing list of important factors is not exclusive.  You should not rely on these forward-looking statements, which speak only as of the date of this prospectus.  We operate in a very speculative, high risk, competitive, and rapidly changing environment.  New risks emerge from time to time.  It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.  Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events and circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

MARKET AND OTHER DATA

We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from historical data, publicly available information, and industry publications.  While we believe that the historical data, market data, other industry data, and forecasts are reliable, we have not independently verified the data, and we do not undertake a duty to provide such data in the future or to update such data when such data is updated.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus.  We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.  We will, however, receive proceeds from the exercise of the warrants if the warrants are exercised for cash.  We will pay all of the expenses incident to the registration of the shares except for sales commissions and other expenses of selling stockholders.

Assuming all of the warrants held by the selling stockholders and described in this prospectus are exercised for cash, we would receive aggregate proceeds of approximately $5,318,000 from the exercise of the warrants.  We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes and to conduct further exploration of the Anderson Property.

MARKET FOR OUR COMMON STOCK AND OTHER RELATED STOCKHOLDER MATTERS

There is no current public market for our common stock and there can be no assurances that a public market for our common stock will develop in the future.  Our common stock is not currently listed on any national securities exchange and is not quoted on any automated quotation system.  After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to become eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

As of December 31, 2008, we had 10,508,101 shares of our common stock outstanding held by 251 record holders.

Dividend Policy

We intend to retain all available funds and any future earnings, if any, to operate our business, fund the exploration of the Anderson Property, and to expand our business.  Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Subject to Nevada law, our Board of Directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:

•	any applicable contractual restrictions limiting our ability to pay dividends;

•	our earnings and cash flows;

•	our capital requirements;

•	our financial condition; and

•	other factors our Board of Directors deems relevant.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)

Equity compensation plans approved by security holders	0	NA	NA

Equity compensation plans not approved by security holders	1,340,985	$3.22	259,015

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations, together with our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.  In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

We are a mineral resource and exploration company.  Since formation, we have acquired six mineral property interests and transferred five of those mineral property interests to Nevada Fluorspar, LLC in order to focus our attention on a uranium exploration property, the Anderson Property.  We intend to concentrate our operations on advancing the Anderson Property into preliminary feasibility and to focus on corporate development, including seeking strategic partnership, merger, and acquisition opportunities to expand our existing resource base.

To date we have generated no revenue and have funded our operations primarily through the sale of equity and debt securities.  We have experienced net losses in each year since our inception, and as of September 30, 2008, we had an accumulated deficit of $14.5 million.  We expect our losses to continue and to increase, as the continued exploration and development of the Anderson Property will require significant expenditures.  We do not expect to generate revenues until such time, if ever, as the Anderson Property enters into commercial production.  We cannot assure you that we will be successful in placing the Anderson Property into production or ever generate revenues.

Our independent registered public accounting firm has issued an opinion in connection with our audited financial statements for the year ended December 31, 2007 expressing doubt about our ability to continue as a going concern.  Among the reasons cited include our status as an exploration stage company with one mineral property, our lack of revenues, and our reliance on finding sufficient ore reserves to be commercially mined.  These factors create an uncertainty as to how we will fund our operations and maintain sufficient cash flow to operate as a going concern.  Our ability to meet our cash requirements in the next year is dependent upon obtaining additional financing.  If this is not achieved, we will be unable to obtain sufficient cash flow to fund our operations and obligations, and therefore, will be unable to continue our business.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. See also Note 1 to our consolidated financial statements for the years ended December 31, 2007 and 2006, included elsewhere herein.

Stock-Based Compensation

We account for stock-based compensation arrangements using the fair value based method as prescribed in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, Share Based Payments, or SFAS No. 123R.  We adopted SFAS No. 123R, effective January 1, 2006, using the modified prospective transition method.  We have not restated our results for periods prior to January 1, 2006.  Under the transition method, stock-based compensation expense for periods after January 1, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of Statement of Financial Accounting Standards No. 123.  We recognize these compensation costs on a straight-line basis over the requisite service period of the award. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R.

Prior to the adoption of SFAS No. 123R, we recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”).  In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the Securities and Exchange Commission’s interpretation of SFAS 123R and the valuation of share-based payments for public companies.  We have applied the provisions of SAB 107 in the adoption of SFAS 123R.

Income Taxes

We provide for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized.  SFAS 109 requires that a valuation allowance be established if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Significant estimates are used when accounting for depreciation, taxes, reclamation obligations and the valuation of stock options, which are discussed in their respective notes to our consolidated financial statements.

Unproved Mine Property

All of our exploration, geological, and geophysical costs are expensed as incurred.  No such costs may be capitalized until proven reserves are assigned to the Anderson Property.

Investments

We account for our investments in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Under SFAS No. 115, our security investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities.  Trading securities are stated at fair value and any change in the fair value during a period is recorded as a charge or credit in the statement of operations and comprehensive loss.  Available-for-sale securities are stated at fair value.  Unrealized holding gains and losses are included in accumulated other comprehensive loss until such time as the underlying securities are sold or written off.  Declines in the fair value of available-for-sale securities below their cost that are other than temporary result in write downs of the individual securities to their fair value.  Realized gains and losses from the sale or write down of available-for-sale securities are included in other income (expense).

Property and equipment

Mineral exploration costs are expensed as incurred.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to the development of the property are capitalized as incurred and are amortized using the units-of-production method over the estimated life of the ore body based on estimated recoverable reserve quantities from proven and probable reserves.  Major development costs incurred after the commencement of production are amortized using the units of production method.

Property and equipment are recorded at cost. Depreciation is provided for on the straight line method over the estimated useful lives of the assets. Leasehold improvements are recorded at cost and are amortized over the estimated useful lives or their lease term, whichever is shorter.  Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities and equipment.

Impairment of Long-Lived Assets

We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  An impairment is considered to exist if the total estimated future cash flows generated by the asset are less than the carrying amount of the asset.  An impairment loss is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Reclamation Obligations

We have engaged in exploration operations on our uranium property which consist of the drilling of a limited number of test wells to confirm previously acquired geologic and geophysical data.  At September 30, 2008, we had accrued no costs for any reclamation obligations relating to our mineral property because of the limited scope of these operations and management’s estimate that no material reclamation costs have been incurred.

Results of Operations

Nine Months Ended September 30, 2008 compared to Nine Months Ended September 30, 2007

Net Loss.  We experienced a net loss of $3,913,000 for the nine months ended September 30, 2008 compared to a net loss of $4,170,000 for the nine months ended September 30, 2007.  This decrease in net loss was the result of a decrease in general and administrative expenses (generally lower professional fee expenses and consulting expenses), an increase in geological and geophysical costs (associated with metallurgical and geological consulting expenses) and an increase in other expenses (associated with increased losses on investments) .

General and Administrative Expenses.  During the nine months ended September 30, 2008, general and administrative expense decreased by $543,000 (from $3,884,000 for the nine months ended September 30, 2007 to $3,341,000 for the nine months ended September 30, 2008).  Employee salaries and wages were $707,000 for the nine months ended September 30, 2008 and were $707,000 for the nine months ended September 30, 2007.  Insurance expense was $131,000 for the nine months ended September 30, 2008 and $16,000 for the nine months ended September 30, 2007.  In late 2007, we increased our business insurance coverage which increased our expenses during the nine months ended September 30, 2008.  Stock compensation expense was $965,000 for the nine months ended September 30, 2008 and $993,000 for the nine months ended September 30, 2007.  This $28,000 decrease primarily reflects increased costs associated with the issuance of restricted stock to our directors in late 2007 partially offset by reduced expenses resulting from the fact that no stock options have been issued during the nine months ended September 30, 2008.  Consulting fee expense was $371,000 for the nine months ended September 30, 2008 and $594,000 for the nine months ended September 30, 2007.  The $223,000 decrease results from not making any research and development expenditures during the nine months ended September 30, 2008 compared to an expenditure of $250,000 during the same period of 2007.  Professional fee expense was $898,000 for the nine months ended September 30, 2008 and $1,309,000 for the nine months ended September 30, 2007.  The $411,000 decrease reflects decreased legal, accounting and financial advisory fees partially offset by increased directors fees.

Geological and Geophysical Expense.  During the nine months ended September 30, 2008, geological and geophysical expenses increased to $381,000 from $303,000 during the nine months ended September 30, 2007.  This $78,000 increase results from  increases in geological consulting expenses and  increases in engineering consulting expenses, all of which are associated with our efforts to refine our geological block model and our assumptions concerning the metallurgy of the Anderson Project.

Other Income and Expense.  Other expense increased by $205,000 to $(191,000) for the nine months ended September 30, 2008 from $18,000 of income for the nine months ended September 30, 2007, primarily as a result of the sale of and decreases in the market value of our trading securities.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net Loss.  Net loss for the year ended December 31, 2007 increased by $3,499,000 to $6,289,000 from $2,790,000 for the year ended December 31, 2006, primarily as a result of increased administrative activity and reduced geological and geophysical expenses.  General and administrative expenses increased significantly as we completed a multi-year audit of the financial statements and undertook extensive due diligence work.  Geological and geophysical expenses decreased as a result of the efforts just mentioned and as a consequence of the completion of a drilling program in the fall of 2006.

General and Administrative Expenses.  General and administrative expenses increased from $1,856,000 for the year ended December 31, 2006 to $5,805,000 for the year ended December 31, 2007, primarily as a result of increased professional fees of $2,229,000, increased consulting fees of $232,000, increased stock compensation expenses of $588,000 and increased salary expense of $819,000.  The increase in professional fees primarily reflects the legal cost associated with performing the due diligence necessary to consider both cross border and domestic transactions to provide our stockholders with liquidity and to a lesser extent the cost of outside accountants  in order to complete audits of our financial statements for four years. In addition, these professional fees included the cost of investment advisory services.  Consulting fees increased as a result of the issuance of warrants for services rendered. Payroll expenses increased for two reasons.  During 2006, we had no employees other than our founder until late in 2006 at which time two additional employees plus the founder began receiving salaries.  During 2007, the number of people on the payroll grew from three individuals to nine individuals at December 31, 2007.  The remaining increases in general and administrative expenses reflect our increased business activity.

Geological and Geophysical Expenses.  Geological and geophysical expenses decreased by $506,000 from $988,000 during the year ended December 31, 2006 to $482,000 for the year ended December 31, 2007, primarily as a result of the completion of the drilling program during 2006.  This  drilling program cost approximately $334,000 including drilling cost, site work and supplies.  In addition, during 2007 we spent approximately $98,000 on permitting matters compared to $250,000 during 2006.

Other Income and Expense.  Other income decreased to $(1,300) in 2007 from $35,000 in 2006 as a result of increased interest income and increased gains on trading securities almost entirely offset by increased interest expenses and the recognition of a loss on the disposal of certain fixed assets, primarily leasehold improvements and office furniture and fixtures.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through placements of debt and equity securities, receiving aggregate net proceeds from such placements totaling $10,859,000 .  As of December 31, 2008, we had a total of approximately $5,000 in cash and in trading securities.

Our ability to meet our cash requirements in the next year is dependent upon obtaining additional financing.  This financing may not be available to us on acceptable terms or at all.  If we are unable to raise additional funds when needed, we may not be able to continue exploration activities and development plans or we could be required to modify our growth and mineral exploration plans and our corporate strategy.  We may seek to raise additional funds through public or private financing, strategic partnerships, or other arrangements.  Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants.  If we are unable to raise additional capital, we will have insufficient cash flow to fund our operations and obligations.  See “Risk Factors.”

In addition, the current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business has resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets, all of which could make it harder for us to raise money through the issuance of either debt or equity securities.

Operating Activities.  Net cash used in operating activities was $2,805,000, and $2,357,000 for the nine months ended September 30, 2008 and 2007, respectively. Net cash used in operating activities was $4,173,000, and $2,101,000 for the years ended December 31, 2007 and 2006, respectively.  The net cash used in each of these periods primarily reflects net loss for these periods, offset in part by depreciation and non-cash stock-based compensation.

Investing Activities.  Net cash provided or (used) in investing activities was $504,000 and ($713,000) for the nine months ended September 30, 2008 and 2007, respectively. Net cash used in investing activities was ($739,000) and ($64,000) for the years ended December 31, 2007 and 2006, respectively.  Except for the purchase of $508,000 of certificates of deposit during 2007 and the redemption of the same amount of certificates of deposit during 2008, all other investing activities have consisted of the purchase of fixed assets.

Financing Activities.  Net cash provided by financing activities was $1,695,000 and $5,602,000 for the nine months ended September 30, 2008 and 2007, respectively. Net cash provided by financing activities was $5,597,000 and $2,190,000 for the years ended December 31, 2007 and 2006, respectively.  Financing activities consist primarily of proceeds from the sale of our common stock and proceeds from issuance of convertible notes.

In March 2008, we issued convertible promissory notes in exchange for $350,000 in financing. In May 2008, the holders of these notes elected to convert the notes into shares of our common stock. As a result, we issued 118,032 shares of common stock to repay $350,000 in principal and $4,000 of accrued interest.

On July 31, 2008, we sold 619,968 shares of our common stock and warrants to purchase an additional 929,952 shares of our common stock to certain investors pursuant to a private placement, pursuant to which we received proceeds of approximately $1,282,000, net of expenses of approximately $223,000.

On September 3, 2008, Ralph Kettell, our founder, invested $120,000 in us and received 40,000 shares of our common stock, 40,000 warrants to purchase our stock at $4.50 per share and 20,000 warrants to purchase our stock at $6.00 per shares.

During the period from January to May 2007, we issued convertible promissory notes in exchange for $245,000 in financing.  In November 2007, certain holders of these notes elected to convert these notes into shares of our common stock.  As a result, we issued 37,955 shares of common stock to repay $200,000 in principal and $11,700 of accrued interest.

In July 2007, we completed a private placement, issuing 840,000 shares of common stock for net sales proceeds of $5,343,000.  To facilitate this private placement, we issued 58,800 warrants as commission.  In addition, we received proceeds of $25,000 for 10,000 shares subscribed for in a prior private placement completed in 2006.

In 2006, we issued 907,000 shares of our common stock and warrants to purchase 34,860 shares of our common stock for net proceeds of $2,268,000.  In 2005, we issued 165,200 shares of our common stock for proceeds of $288,000.  In 2004, we issued 1,044,000 shares of our common stock and warrants to purchase 908,280 shares of our common stock for net proceeds of $1,151,000.

Off-Balance Sheet Arrangements

We do not currently have, nor have we ever had, any off-balance sheet arrangements.

Effect of New Accounting Standards

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 141(R), “Business Combinations” (“SFAS 141(R)”).  This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  The Statement’s scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration.  By applying the same method of accounting—the acquisition method—to all transactions and other events in which one entity obtains control over one or more other businesses, this Statement improves the comparability of the information about business combinations provided in financial reports.  The provisions of SFAS 141(R) are effective for fiscal years beginning after December 15, 2008.  We are currently evaluating the impact of adopting SFAS 141 (R), but since we have not been involved in any business combinations, we do not expect it to have any material impact on our consolidated results of operations and financial position.

In December 2007, FASB issued FASB Statement No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS 160”).  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It also changes the way the consolidated income statement is presented.  The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008.  We are currently evaluating the impact of adopting SFAS 160, but do not expect it to have a material impact on our consolidated results of operations and financial position.

In March 2008, FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” This Statement amends FASB Statement No. 133 and requires enhanced disclosures about an entity’s derivative and hedging activities.  It is effective for fiscal years and interim period beginning after November 25, 2008.  Since we are not involved in hedging activities and have no derivative instruments, we do not expect this accounting pronouncement to have a material impact.

In May 2008, FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This Statement identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernment entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We are currently evaluating the impact of SFAS 162, but we do not expect that it will have a material impact on our consolidated results of operations and financial position.

BUSINESS

General

We are an exploration stage company engaged in the exploration of uranium and vanadium.  Our principal asset is a set of 289 contiguous, unpatented and lode mining claims on a tract of property, referred to as the Anderson Property, located in a remote area near the town of Wickenburg, Yavapai County, in west-central Arizona.  We own the claims and Anderson Mining, our wholly owned subsidiary, operates the claims.

In the late 1970s, prior to Three Mile Island, MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A, Inc. drilled approximately 1,300 bore holes in the northern portions of the claims we now hold. MinEx subsequently completed a feasibility study for the mining and processing of the resources underlying their claims which they estimated to be approximately 10 million pounds of uranium. However, subsequent to Three Mile Island, both they and Urangesellschaft, abandoned their claims.  We believe that the Anderson Property may be a significant resource if the economics of the processing costs and uranium prices are favorable. However, the completion of a feasibility study will be necessary to confirm our belief.

The spot price of uranium was $55 per pound on December 11, 2008. The prices of uranium since July 31, 2006 is set forth in the graph below.

Source: The Ux Consulting Company, LLC.  http://www.uxc.com

Political Security of Uranium Supply

Global uranium supplies in 2008 totaled approximately 170 million pounds, including recycled weapons stocks. The United States currently consumes approximately 40 million pounds of uranium annually or about 24% of the world supply. Only 15 million pounds of the uranium supply – about 9% of global supply- originates in the United States including United States government stocks. Just under 5 million pounds of United States sourced supply comes from domestic mine production.

Conversely, Russia controls approximately 20% of the global supply of uranium. Russia, Kazakhstan and Uzbekistan together control about 35% of the global uranium supply. If Cameco Corporation’s planned Cigar Lake uranium project in Saskatchewan, Canada fails to come into production by 2015, then Russia, Kazakhstan and Uzbekistan together may control approximately 40% of the global uranium supply. Russia’s prior curtailing of natural gas to Ukraine, recent incursion into Georgia, and potential to exert influence over uranium distribution from Kazakhstan and Uzbekistan, combine to underscore the issue of the political security of uranium supplies for the United States and other countries.

Our Strategy

Our strategy is to both build a utility end-user focused consolidator and operator of politically secure uranium  supplies and complete the feasibility studies necessary to determine the economics of the Anderson Property.

We intend to buy and build uranium production assets for operation in the 2010 – 2014 time frame. We seek permittable uranium assets with seven million pounds or more contiguous mineralized material.   We prefer assets in the United States, Canada and in the uranium-permitting areas of Australia. We ideally prefer to invest in companies with good operating managements who may seek a long term financial and technical support platform to enable development of uranium production assets. We have established a best practices governance and management platform including a highly experienced board.

Corporate History

We were formed as a limited liability company in the state of Nevada on July 20, 2001, under the name Concentric Energy, LLC. On June 1, 2004, we were converted into a Nevada corporation called Concentric Energy Corporation. We completed a 25 hole drilling program in 2006 to confirm the authenticity information contained in historical exploration data for a portion of the Anderson Property.  The objective of this drilling program was to demonstrate the reproducibility of the historical data and, by doing so, confirm the veracity of the original data for the Anderson Property.

As funds allow, we intend to continue our exploration activities.  Our exploration activities are currently in the introductory stages.  Our exploration program is exploratory in nature and there is no assurance that economically viable mineral reserves, if any, will be found.

Properties

We lease office space in Wickenburg, Arizona which serves as our corporate headquarters.

Our mineral exploration property, the Anderson Property, is located in Yavapai County, Arizona, approximately 100 miles northwest of Phoenix and 40 miles northwest of Wickenburg.  Our claim holdings are the Anderson Property which consists of 289 contiguous, unpatented, lode mining claims. See the section entitled “The Property” of this prospectus.

Disposition of Non-Uranium Assets

Prior to 2005, we owned interests in certain non-uranium properties in Nevada. In early 2005, we decided to concentrate our efforts solely on uranium exploration and uranium properties.  In April 2005, our board of directors approved a transfer, or a “spin-off,” of our non-uranium assets into a newly formed company, Nevada Fluorspar, Inc. that was owned by our then existing stockholders.

We had issued warrants pursuant to a private placement in 2005, prior to the formation of Nevada Fluorspar, Inc.  At the time of the “spin-off,” we determined that any future proceeds received from the exercise of these warrants would be split between us and Nevada Fluorspar, Inc. 62% and 38%, respectively.

Employees

We currently have five full-time employees and no part-time employees.  We also have ongoing relationships with a number of outside consultants.

Research and Development Expenditures

During 2006 and 2007, we invested approximately $600,000 in E-VAT, Inc., a company that researches and develops metallurgic technologies and processes for the extraction of uranium and vanadium from ores.  We have accounted for this investment as the purchase of research and development.  We determined that based on the results of E-VAT’s research and development, it does not appear the technology is suitable for use with our uranium and vanadium mineralized material.  See “Certain Relationships and Related Transactions.”

Competition

The mining industry is intensely competitive.  We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial, and operational resources and staffs.  Accordingly, there is a high degree of competition for access to funds.

There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities.  There are other competitors that have operations in the area and the presence of these competitors could adversely affect our ability to compete for financing and obtain the service providers, staff, or equipment necessary for exploration and development of the Anderson Property.

In addition, the marketability and price of uranium is largely connected to the energy industry.  Uranium, as a natural resource, competes directly with oil, natural gas, and other fuels used in the production of electricity.

The Property

The Anderson Property is located in Yavapai County, west-central Arizona, approximately 100 miles northwest of Phoenix and 40 miles northwest of Wickenburg.  The general area is situated along the northeast margin of the Date Creek Basin.  The Anderson Property is located on the south side of the Santa Maria River approximately 13 miles west of Arizona State Highway 93.  The Anderson Property can be accessed through paved, all-weather gravel and dirt roads.

Ownership

The Anderson Property comprises portions of the claim positions held in the 1970s by Minerals Exploration Company of Union 76 Minerals, or MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A., Inc., or Urangesellschaft.  Hanson Exploration, Inc., or Hanson, consolidated these claim positions under single ownership in 1995.  By 1998, Hanson had dropped the claims and we re-staked the claims in 2001.  Our claim holdings consist of 289 contiguous, unpatented, lode mining claims (each 600 ft wide by 1,500 ft long) for a total of 5,785 acres (9.04 sq miles).

We also hold 9 placer claims (each 660 ft wide by 1,320 ft long) that superimpose part of the lode claim block.  The Bureau of Land Management of the U.S. Department of the Interior, or BLM, owns surface rights in the area, with the exception of state-granted ownership in Section 16, T11N, R10W.

The claim areas previously held by MinEx (to the north) and by Urangesellschaft (to the south) generally overlap the current claim holdings comprising the Anderson Property.  Only twenty claims or parts of claims that we currently hold lie outside the areas previously held by MinEx and Urangesellschaft.  Conversely, some of the claims formerly held by MinEx and Urangesellschaft lie outside the current claims we hold.

We hold ninety-five percent of our claims by mineral entry on public lands of the United States.  We staked our claims using a GPS unit to locate end centers, and we then erected standard 2-inch by 2-inch by 60-inch posts (location monuments) at 10-ft or 20-ft offsets onto each claim from the end center.  We then perfected each claim by locating and erecting similar posts at common or stand-alone corners of each claim, depending on the location within the claim block.  We placed claim papers in vials on each of the location monuments and marked corner posts with magic marker to delineate them as such.  In addition, we hold the east half of Section 16, T11N, R10W through a mineral exploration permit issued by the state of Arizona.

There has been minor production from the north end of the property during the period from 1955 through 1959, where 195 acres have been classified by the BLM as “disturbed.”  This area is the result of small-scale mining of oxide ore that outcrops there.  All of this work was by open pit methods, consisting of short, shallow, dozer trenches and cleared areas.  There are no underground workings on the Anderson Property.  The mines are all “open pit” mines.

There are no tailings ponds on the Anderson Property.  Some material has been bulldozed around to get at surface ore, but “waste deposits” per se cannot readily be identified.  Important natural features include arroyos that transect the Anderson Property, generally flowing northward.  A prominent escarpment, capped by conglomerate and/or basalt, passes through the northern part of the property, protecting the underlying ore to the south from oxidation and erosion, two features that characterize the mineralization in the northernmost part of the Anderson Property below the cliff face.  Topography is generally rugged, with more relief at the north end of the deposit.  The southern part lies on the top of a mesa, so the ground is flat with shallow meandering arroyos.  Rugged mountain ranges (the Black Mountains and the Poachie Range) lie north and east of the Anderson Property boundary.

History

Prior Ownership and Exploration Work

Mr. T. R. Anderson of Sacramento, California first detected anomalous radioactivity in the vicinity of the Anderson Property in January 1955 through the use of an airborne scintillometer.  He located several hundred claims after ground checking disclosed uranium oxide in outcrop and subsequently drilled and mined the “Anderson Mine”, as the operation was known at the time.  10,758 tons of ore averaging 0.15% U3O8 containing 33,230 pounds U3O8 were shipped to Tuba City, Arizona, for custom milling between 1955 and 1959 (see table below for information on historical production).  Production ceased in 1959 when the Atomic Energy Commission terminated its ore purchasing program.

Anderson Mine 1950s Production
Year	Tons of Ore	Grade (%U3O8)	Pounds (U3O8)
1955	9	0.56	101
1956	31	0.21	130
1957	3,614	0.19	14,043
1958	725	0.27	3,928
1959	6,379	0.12	15,028
Totals	10,758	0.15	33,230

During 1967–68, Getty Oil Company, or Getty, secured an option on claims on the northern portion of the Anderson Property.  Getty conducted some drilling and down-hole gamma logging during the option period, but failed to locate a sizeable uranium deposit.  Getty dropped its option in 1968.

In 1968, the Tucson office of MinEx received a submittal on the area.  The company did not act on the submittal until 1974, when the increasing price of uranium created a renewed interest in the mineralization in the vicinity of the Anderson Property.  Following a field check and evaluation of the 1968 Getty drill data, MinEx took an option on the northern portion of the current Anderson Property in late 1974.

MinEx purchased the northern portion of the current Anderson Property in 1975 after a 53-hole, 19,000-ft drilling program on 800-ft centers confirmed a much greater uranium resource potential than had been interpreted from the 1968 Getty gamma log data.  MinEx conducted further exploration work, consisting of a 180-hole, 74,000-ft drill and core program on 400-ft centers, from November 1975 through February 1976 to further delineate the uranium resources.  MinEx completed a total of 1,047 holes by rotary and core drilling by the cessation of drilling activities in 1978.  MinEx claimed additional land to the north of the deposit for the dumps, mill site and ancillary requirements.  MinEx acquired the Palmerita Ranch, located 7 miles west of the deposit along the Santa Maria River, in 1977 to provide a source of water for the operations in the event that closer sources proved inadequate.

 In 1973 Urangesellschaft located a claim block, which it referred to as the “Date Creek Project,” on the downdip extension of the mineralization immediately to the south of MinEx’s claims.  Subsequent drilling programs from 1973 to 1979 delineated mineralization from a total of 343 drill holes with 390,550 ft of rotary and core drilling.

The table below summarizes the phases of historical exploration.

Anderson Property Historical Exploration
Exploration Group	Period	Exploration Activities
Mining Group Led by Mr. T. R. Anderson	1955−1959	Aerial scintillometer surveying, ground prospecting, and outcrop mining
Getty Oil Company	1967−1968	Limited exploration drilling
Urangesellschaft U.S.A., Inc.	1973−1979	Exploration drilling: 344 rotary and 33 core holes over a 1,505-acre area
Minerals Exploration Company	1974−1978	Exploration drilling: 1,047 rotary holes and 72 core holes over a 583-acre area

Depressed uranium prices stalled exploration activities until 1995 when Hanson consolidated portions of the former MinEx and Urangesellschaft claims under single ownership.  We have controlled ownership of the Anderson Property since the date we re-staked these claims in 2004.

Concentric Energy Corp. Drilling

In 2006, we conducted the first drilling on the Anderson Property since the MinEx and Urangesellschaft field exploration programs were terminated in 1978 and 1979, respectively.  Our 2006 drilling program was designed to confirm the authenticity of the historical MinEx exploration database by “twinning” a spatially-distributed and statistically significant number of existing drill holes.  A total of 24 successful, vertical rotary holes and one rotary-core hole were drilled between June 23 and September 26, 2006, totaling 8,087 feet of drilling.  All rotary holes were drilled 5½ or 5¾ inches in diameter.  Drill depths varied from 90 to 660 feet depending upon location along dip.  The core hole was rotary-drilled to the top of a target radiometric zone and then cored between 75 and 95 feet of depth.  Three-inch diameter core was produced for assaying.  No confirmation holes were drilled on the former Urangesellschaft portion of the Anderson Property.  As funds allow, we intend to conduct a similar drilling campaign on the former Urangesellschaft portion of the Anderson Property.

Government Approval

Many of our mineral rights and interests are subject to government approvals, licenses, and permits.  No assurance can be given that we will be successful in maintaining any or all of the various approvals, licenses, and permits in full force and effect without modification or revocation.  Obtaining the necessary governmental permits is a complex, time-consuming and costly process.  To the extent such approvals are required and not obtained, we may be curtailed or prohibited from continuing or proceeding with planned exploration of the Anderson Property.

We expect that we will process uranium at the Anderson Property if it is economically feasible to do so. Uranium processing requires licensing by the Nuclear Regulatory Commission, or NRC.  The NRC has not issued uranium processing licenses for a conventional mill since 1982, and there can be no assurance that the NRC will review or approve new license applications in a timely manner, if at all.  If we cannot obtain a uranium processing license, we will not be able to mine uranium.

Governmental Regulation

Our mineral exploration and related activities are subject to various laws that govern prospecting, mining, development, production, taxes, labor standards, occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.  Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may be subject to civil or criminal fines or penalties for violations of applicable laws or regulations.

Amendments to, or more stringent implementation of, current laws and regulations governing operations could have a substantial adverse impact on our business and cause increases in exploration expenses, capital expenditures or production costs, reduce levels of production at producing properties or require abandonment or delays in development of new mining properties.

Mining Regulation

Our federal mining claims are located on lands where the United States owns the surface and the minerals.  Mining rights on federal lands are held under the General Mining Law, which operates on a claim-patent system.  The claim-patent system allows for the staking of a claim on federal lands upon the discovery of a valuable mineral deposit.  The holder of a claim has the full legal right to conduct mining operations, subject to compliance with the General Mining Law, Arizona state laws regarding the staking of mining claims and relevant operation and environmental laws and regulations.  The holder does not have legal title to the surface of the claim, but in certain circumstances may apply to obtain a patent that gives the holder legal title to both the surface and the minerals of the claim.  All current claims remain unpatented and there is currently a moratorium on processing new patent applications.

The federal laws that govern our operations on federal lands are administered by the BLM.  The BLM is concerned with land use and disturbance, wilderness impact, temporary uses and rights of explosives and safety and health issues.  The Federal Land Policy Management Act, or FLPMA, provides the basis for the BLM surface management regulations.  It gives the BLM authority to grant permits for mineral exploration, mining and reclamation actions on the public lands administered by the BLM.  FLPMA  mandates that any operations that will disturb the surface of the mining claim or site require authorization and full reclamation bonding.

The United States Congress has considered, and may consider in the future, a number of proposed amendments to the General Mining Law.  The Hardrock Mining and Reclamation Act of 2007, or HMRA, may, if enacted into law as passed by the House of Representatives on November 1, 2007, change the current patenting procedures, limit the rights obtained in a patent, make changes to the land open to location, impose royalties on unpatented claims (currently proposed as eight percent of the net smelter returns) and enact new reclamation, environmental controls and restoration requirements.  The extent of any such changes that may be enacted is not presently known, and the potential impact on us as a result of future congressional action is difficult to predict.  If enacted, the proposed legislation could adversely affect the economics of exploration and development of operating mines on the federal unpatented mining claims.  Our financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the HMRA.

Environmental Regulation

As a mining company doing business in the United States, we are required to comply with numerous environmental laws and regulations imposed by federal, state and local authorities designed to protect the environment, air quality, water quality and threatened or endangered species in the vicinity of our operations.  These laws and regulations impose permit requirements, effluent standards, performance standards, air quality and emission standards, waste handling and disposal restrictions and other design or operational requirements on our operations.

Federal environmental legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, or EPA, the BLM and other agencies have a direct influence on all of our present and future mining operations.  These statutes and regulations include, but are not limited to, the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Endangered Species Act.

Federal environmental initiatives are often administered and enforced through state agencies operating under parallel statutes and regulations.  In Arizona, the Arizona Department of Environmental Quality, or ADEQ, has the mandate to formulate policies, plans, and programs to protect the environment.  We are subject to the laws, regulations and requirements established by the ADEQ and other state authorities, including, but not limited to, the Arizona Aquifer Protection Permit Program, the Arizona Pollution Discharge Elimination System Permit Program, the New Source Review Permitting Program and the Mined Land Reclamation Act.

Uranium Regulation

The mining of uranium requires compliance with a unique federal regulatory regime.  The regulatory regime governs licensing, possession, storage, emissions from and transportation of uranium.  Certain of our future activities or operations may be subject to these requirements.  Such laws, regulations and requirements include, but are not limited to, the Atomic Energy Act, Uranium Mill Tailing Radiation Control Act, Health and Environmental Protection Standards for Uranium and Thorium Mill Tailings and Hazardous Materials Transportation Uniform Safety Act.

Workplace Safety Regulation

In addition to the regulatory scheme governing workplace safety generally, we must comply with any legislation that specifically addresses mine safety.  Such legislation includes the Federal Mine Safety and Health Act, which sets safety and health standards for preventing hazardous and unhealthy conditions, establishes requirements for immediate notification of accidents, injuries and illnesses, and establishes standards for training programs.

Property

We lease 3,046 square feet of office space in Wickenburg, Arizona for $1,980 per month, plus $267 of monthly common area charges. The current lease term expires on August 31, 2010. This office space serves as our corporate headquarters. We believe that our current office space is adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional office space.

Legal Proceedings

To our knowledge, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our executive officers and directors as of December 1, 2008:

Name	Age	Position

Rockell N. Hankin	61	Chairman of the Board of Directors
Andrew K. Simpson	60	Chief Executive Officer, Chief Financial Officer and Director
Lynn F. Oates	60	President, Vice President – Finance and Controller
Bonita K. Bogaert	41	Vice President - Health, Safety and Environmental Compliance
Ronald L. Parratt	60	Director
Richard P. Graff	61	Director

Rockell N. Hankin - Mr. Hankin became our Chairman in November 2007.  Mr. Hankin also serves as a member of the Board of Directors of Semtech Corporation, where he is currently the Chairman of the Board of Directors and a member of its Nominating and Corporate Governance Committee and Finance Committee.  Mr. Hankin is also a member of the Board of Directors of three privately held corporations: Hoya Photonics, Inc. UVDI, and SBA Materials, Inc.  He is Vice-Chairman of the Board of Directors of The Kavli Foundation as well as a principal of HC Private Equity, through which he initiates and manages investments in operating companies on behalf of his family and others.  Until its sale, Mr. Hankin was a member of the Board of Directors of SPARTA, Inc., where he was the Chairman and designated financial expert of the Audit Committee.  In 2004 and 2005, Mr. Hankin taught at the University of Southern California Gould School of Law as an adjunct faculty member.  Prior to this, Mr. Hankin was an adjunct faculty member of the Anderson Graduate School of Management at the University of California, Los Angeles, where he taught a graduate course in business strategy and planning.  Mr. Hankin graduated cum laude with his Bachelor of Science Degree in Accounting from the University of California, Los Angeles and received his Bachelor of Laws Degree from the Blackstone School of Law.  Mr. Hankin is an inactive certified public accountant and a member of the State Bar of California.

Andrew K. Simpson - Mr. Simpson worked for us as a fee-based consultant from May 2006 to August 2006. He became our Chief Financial Officer in August 2006.  At the Board’s invitation he became interim Chairman and CEO beginning in December 2006.  He stepped down as CEO in March 2007 and stepped down as Chairman in November 2007, remaining as a non-independent director.  Mr. Simpson was appointed CEO, again, in June 2008.  Mr. Simpson was Chairman and CEO of Silver Assets, Inc., an OTC BB silver mining company, from 1994 to 2000.  He also spent 13 years in investment banking, where he worked extensively on project finance, mining, and energy transactions.  He has a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Arts in Economics from the University of California, Santa Barbara.

Lynn F. Oates - Mr. Oates, a certified public accountant, became our Controller and Vice President of Finance in August 2007 and President in December 2007.  For the seven years prior to joining us, Mr. Oates served as the Chief Financial Officer of Airgas NCN, Inc., a subsidiary of Airgas, Inc., a publicly traded supplier of compressed gases and welding supplies.  Mr. Oates also spent two years as Chief Financial Officer of Century Theatres, Inc. and five years as Chief Financial Officer of Sacramento Coca-Cola Bottling Company.  He has a Bachelor Degree in Chemical Engineering and a Master of Accounting from the University of Arkansas and a Master of Taxation from Golden Gate University.

Bonita K. Bogaert - Ms. Bogaert became our Vice President of Health, Safety and Environmental Compliance in November 2007.  From August 1999 until joining us, she served as senior environmental engineer for Deere & Company, where she managed environmental compliance. Ms. Bogaert has a Bachelor of Science in Environmental Engineering from Montana Tech University.

Richard P. Graff - Mr. Graff was appointed as a member of our Board of Directors in November 2007.  Mr. Graff is a retired partner from PricewaterhouseCoopers LLP, where he served as the audit leader in the United States for the mining industry.  Since 2002, Mr. Graff has been a consultant to the mining industry and has served as a member of the Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry.  He currently serves on the Board of Directors of Yamana Gold Inc., a mining company listed on the New York Stock Exchange and the Toronto Stock Exchange,  Anatolia Minerals Development Limited, a mining company listed on the Toronto Stock Exchange and Dynamic Materials Corporation, an explosion-welded clad metal plates company listed on NASDAQ.  He received his Bachelor of Science in Economics from Boston College and his Masters Degree in Accounting from Northeastern University.

Ronald L. Parratt – Mr. Parratt became a member of our Board of Directors in November 2007 and has served as an outside advisor to us since January 2004.  Since January 2003, Mr. Parratt has been, and currently is, the President, Chief Executive Officer, and a director of AuEx Ventures, Inc., a Nevada based gold and silver exploration company listed on the TSX Venture Exchange.  He is an experienced exploration geologist and exploration manager with over 30 years of mining industry experience.  Most recently, from June 1997 to February 2002, he served as Exploration Manager, North America for Homestake Mining Company with responsibilities for all of Homestakes’ grass roots and mine site exploration activity in North America.  Prior to that, he served as Vice President of Exploration for Santa Fe Pacific Gold, Inc. and worked as a mineral exploration consultant for approximately nine months for Parratt Geological Servicers, LLC.  Mr. Parratt is a member of the Dean’s Advisory Board for the Mackay School of Mines.  Since 2001, Mr. Parratt has also served as a director and as a member of the Audit Committee of Golden Phoenix Minerals, Inc., a Minnesota corporation engaged in mineral exploration, development, and production in the state of Nevada.  Mr. Parratt earned both his Bachelor of Science in Geochemistry and his Master of Science in Economic Geology from Purdue University.

Board Composition

The number of directors constituting our Board of Directors is currently four and there are no vacancies.

Audit Committee

We have established an audit committee of the board of directors, which consists of independent directors, of which one director qualifies as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles.  The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by our independent registered public accountants, including their recommendations to improve the system of accounting and internal controls.  The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

We intend to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our stock option plans and recommend and approve grants of stock options under such plans.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer, but have not done so to date due to our relatively small size.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of our highly compensated executive officers for the years ended December 31, 2007 and December 31, 2006.

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Andrew K. Simpson	2007	$150,750	$200,000	(1)	—	$330,638	(2)	$6,898	(4)	$688,286
	2006	$31,500	—		—	$164,732	(3)	$43,743	(5)	$239,975

Lynn F. Oates	2007	$52,917	—		—	$158,240	(6)	$88,433	(7)	$299,590
	2006	—	—		—	$16,436	(8)	$15,560	(9)	$31,996

Thomas F. Fudge, Jr., P. E.(10)	2007	$165,000	—		—	$153,763		$54,278	(11)	$373,041
	2006	$41,250	—		—	$329,464		$137,500	(12)	$508,214

Bonita K. Bogaert	2007	$16,248	$45,000	(13)	—	$190,625		—		$251,873
	2006	—	—		—	—		—		—

Anita Knipper	2007	$16,248	—		—	$190,625		—		$206,873
	2006	—	—		—	—		—		—

______________________________________

(1)  Mr. Simpson became a consultant to us in May 2006. He was hired as our part-time chief financial officer in August 2006 at a salary of $7,000 per month and with bonuses in cash and equity to be determined on the basis of performance. In connection with his efforts in restructuring us in late 2006 and the first half of 2007, he was awarded a $200,000 bonus.
(2)  On March 3, 2007, we granted Mr. Simpson options to purchase 129,375 shares of common stock at an exercise price of $7.00 per share.  These options vested in full at the time of issuance and expire March 7, 2012.
(3)  On August 3, 2006, we granted Mr. Simpson options to purchase 50,000 shares of common stock at an exercise price of $3.00 per share.  These options expire on August 3, 2011 and became fully vested by action of our board of directors in December 2006.  We also granted Mr. Simpson options to purchase 93,750 shares of our common stock at an exercise price of $3.25 per share on December 31, 2006.  These options vested in full at the time of issuance and expire December 27, 2011.
(4)  Represents reimbursement of medical expenses.
(5)  Represents $42,500 paid in consulting fees to Strategy Interactive Software, a company owned by Mr. Simpson, and $1,243 for reimbursement of medical expenses for Mr. Simpson.
(6)  On July 2, 2007, we granted Mr. Oates options to purchase 35,000 shares of our common stock at an exercise price of $7.00 per share.  These option vested 50% on July 2, 2007 and 50% on July 2, 2008.  The options expire July 2, 2012.
(7)  Mr. Oates received Other Compensation in 2007 consisting of: (i) $40,000 for moving allowance expenses, (ii) $45,100 for consulting services prior to joining us on August 1, 2007 and (iii) an auto allowance of $3,333.
(8)  We granted Mr. Oates options to purchase 15,000 shares of our common stock at an exercise price of $3.25 per share on December 31, 2006.  These options vested in full at the time of issuance and expire December 27, 2011.
(9)  Represents $15,560 in consulting fees paid to Mr. Oates.

(10)  Mr. Fudge resigned as our chief executive officer in December 2007.  In December 2007, we entered into an agreement with Mr. Fudge in connection with his resignation in December 2007.  Under that agreement, we granted 60,000 shares of stock, subject to vesting at the time we conduct an initial public offering, warrants to purchase 20,000 shares of common stock at $12.00 per share following an initial public offering, and warrants exercisable to purchase 20,000 shares of our common stock at $7.00 per share if we conduct a successful private placement.  Further, we agreed to make cash payments to Mr. Fudge totaling $127,000, as well as additional contingent cash payments of as much as $225,000 in the event that we conduct a public financing during 2008.
(11)  Other compensation represents $32,167 paid in consulting fees to Mr. Fudge and a $22,111 housing allowance paid to Mr. Fudge. At October 1, 2008, we accrued a bonus of $43,375 which is payable to Mr. Fudge as a result of a successful private placement completed on July 31, 2008.
(12)  Represents $137,500 paid in consulting fees to Mr. Fudge.
(13)  We paid Ms. Bogaert a one time $45,000 signing bonus in connection with her joining us and entering into an employment agreement with us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards at December 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Excercisable		Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Andrew K. Simpson	50,000	(1)	-	-	$3.00	08/03/11
	93,750	(2)			$3.25	12/27/11
	129,375	(3)			$7.00	03/07/12

Lynn Oates	15,000	(4)	-	-	$3.25	12/27/11
	35,000	(5)			$7.00	07/02/12

Bonita Bogaert	50,000	(6)		-	$7.00	09/28/12

Thomas F. Fudge, Jr., P. E. (7)	-		100,000	-	$3.00	03/27/08
			187,500		$3.25	03/27/08
			20,000		$7.00	12/27/2010
			20,000		$12.00	12/27/2010

______________________________________
(1)  These options vested as to 16,667 shares on August 2, 2006 and the remaining options for 33,333 shares vested on December 27, 2006.
(2)  These options vested in full on December 31, 2006.
(3)  These options vested in full on March 3, 2007.
(4)  These options vested in full on December 31, 2006.
(5)  These options vested, as to 17,500 shares on July 2, 2007, and as to 17,500 shares on July  2, 2008.
(6)  These options vested as to 25,000 shares on September 27, 2007 and as to the remaining 25,000 shares on September 27, 2008.
(7)  287,500 of the options granted to Thomas Fudge expired by their terms on March 27, 2008.

Stock Option Plan

In April 2005, our board of directors approved a non-qualified stock compensation program, which we refer to as the Plan.  Awards under the Plan and their terms are approved by our board of directors.  The maximum term of an option is ten years.  The maximum aggregate number of shares which may be optioned and sold under the Plan is 1,600,000 shares.  As of November 1, 2008, there were 645,375 shares of our common stock still available for future grants under the Plan.

Compensation of Directors

The following table summarizes all compensation paid to our non-employee directors for fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)		Total ($)
Rockell N. Hankin	$15,000	$45,250	—	$41,969	(2)	$102,219
Ronald L. Parratt	$3,125	$9,721	—	—		$12,846
Richard P. Graff	$4,167	$7,291	—	$5,687	(3)	$17,145
Stewart Hollingsworth(4)	$10,000	__	__	__		$10,000
Peter Ingersoll(5)	$5,000	__	__	__		$5,000
____________________________________
(1)  Stock awards issued to members of the board of directors are recorded at estimated fair market value on the date of issuance.
(2)  Represents payment of legal fees incurred in connection with joining our board of directors.
(3)  Represents consulting fees paid to Mr. Graff prior to joining our Board of Directors and legal fees incurred in connection with joining our board of directors.
(4) Mr. Hollingsworth resigned as a director in November 2007.
(5)  Mr. Ingersoll resigned as a director in November 2007.

Director Compensation Arrangements

We entered into a Retention Agreement, a Restricted Stock Purchase Agreement, and an Indemnification Agreement with each individual serving as a non-employee director (or, in the case of Rockell N. Hankin, we entered into a Restricted Stock Purchase Agreement with The Rockell Nathan Hankin Living Trust).  In addition, we entered into an Indemnification Agreement with each of J. Stewart Hollingsworth and Peter Ingersoll in connection with their resignation from the board of directors.  On December 12, 2007, we entered into a Restricted Stock Purchase Agreement with Richard P. Graff and with Ronald L. Parratt. On October 17, 2008, we entered into additional restricted stock agreements (which doubled their restrictive stock grants) with these directors in order to recognize their efforts and the diminished value of their initial restrictive stock grants.  The terms of the agreements are identical for each non-employee director with the following exceptions:

	Rockell N. Hankin	Richard P. Graff	Ronald L. Parratt
Position	Chairman of the Board	Director	Director
Annual Fees	$120,000	$100,000	$75,000
Restricted Stock	266,000 shares	200,000 shares	150,000 shares

Retention Agreements

Each Retention Agreement provides that each non-employee director will be nominated to serve on our board of directors for a term of three years; provided that the term will automatically extend for successive one year periods unless terminated by us or the individual director.  As compensation for service on our board of directors, each non-employee director will be paid fees and will receive restricted stock.  The complete terms of the restricted stock grants are delineated in the Restricted Stock Purchase Agreements (as described in “Restricted Stock Purchase Agreements” below).  The Retention Agreement also provides for the indemnification of each independent director as delineated in the Indemnification Agreements (as described in “Indemnification Agreements” below). If, for any reason, a non-employee director is not re-elected to our board of directors, such non-employee director will be entitled to collect all compensation payable under the applicable Retention Agreement without being required to continue service.  In the event that a non-employee director ceases to serve as a member of our board of directors as a result of resignation other than for “good reason,” or removal from the board of directors for breach of fiduciary duty, we will have no continuing payment obligations under the applicable Retention Agreement.  The Retention Agreements define “good reason” as the refusal by us to pay when due amounts owed to a non-employee director or any circumstance whereby the non-employee director becomes aware of credible substantive allegations that we or one of our executives or senior officers has engaged in conduct that is illegal, fraudulent or against a material company policy.  On October 17, 2008, our board of directors approved a plan under which directors’ fees either unpaid on that date or arising subsequent to that date will be paid on a quarterly basis in restricted common stock until such time as our liquidity is sufficient to resume such payments in cash. At September 30, 2008, we had accrued $61,667 in directors’ fees that we will pay by issuing 20,556 shares of common stock.

Restricted Stock Purchase Agreements

Each Restricted Stock Purchase Agreement provides for the award of a certain number of shares of our common stock to each non-employee director at a purchase price of $0.001 per share (par value).  The restricted shares will vest over a three-year period at a rate of 33⅓% each year on the anniversary date of the Retention Agreement.  Certificates representing the restricted shares will be held in escrow until vested.  We retain the right to repurchase, at a price of $0.001 per share (par value), any non-vested restricted stock at any time during the 90-day period following the date on which the applicable non-employee director ceases to be a member of our board of directors as a result of such non-employee director’s voluntary resignation or removal from the board of directors for breach of fiduciary duty.  Until we exercise such purchase right, the non-employee director will have all of the rights of a stockholder (including voting and dividend rights) with respect to such restricted shares, including any shares held in escrow; provided that the non-employee director cannot transfer, assign, encumber or otherwise dispose of any of the restricted shares subject to our repurchase right.  The repurchase right will terminate immediately prior to the consummation of a “change in control.”

Indemnification Agreements

We have entered into Indemnification Agreements with each of our current non-employee directors as well as two of our former directors, J. Stewart Hollingsworth and Peter Ingersoll.  Each Indemnification Agreement provides that we will indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by law and provide for the continued coverage of the indemnitee under our directors’ and officers’ liability insurance policies.

More specifically, in the event that the indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any “claim” by reason of (or arising in part out of) an “indemnifiable event,” we will indemnify such indemnitee to the fullest extent permitted by law as soon as practicable after written demand is presented to us, against any and all expenses, liabilities, and losses actually and reasonably incurred by such indemnitee or on such indemnitee’s behalf in connection with any such “claim,” including, without limitation, the following: judgments, fines, ERISA excise taxes and penalties, amounts paid and to be paid in settlement, interest, assessments and other charges imposed thereon, and any federal, state, local or foreign taxes.

There is currently no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Employment Contracts, Severance Provisions, and Change in Control Provisions

We have entered into employment agreements with each of our named executive officers as summarized below.

Andrew Simpson.  In November 2006, we entered into an employment agreement with Andrew K. Simpson, to serve as our chief financial officer.  Under his employment agreement, Mr. Simpson originally received an annual base salary of $84,000. The board of directors increased Mr. Simpson’s annual base salary to $150,000 per year on October 1, 2007 and then $240,000 per year effective on April 1, 2008. Mr. Simpson’s salary is subject to further increase by our chief executive officer (who is currently Mr. Simpson) or by our board of directors. In addition to a base salary, Mr. Simpson is eligible to receive a bonus as determined by our board of directors.

If Mr. Simpson’s employment is terminated without cause or if he resigns for good reason, we will be obligated to pay him, as severance, his then current annual base salary for 12 months and all stock or options granted to Mr. Simpson will become vested. If Mr. Simpson is terminated without cause or he resigns with good reason within 12 months following a change of control, we will be obligated to pay him his then current annual base salary for a period of 24 months.  In connection with his employment agreement, Mr. Simpson agreed not to compete with us or engage in any unfair competition with us during the employment term including customary agreements regarding non-disparagement and non-solicitation.

Lynn Oates.  In July 2007, our board of directors approved an employment agreement with Mr. Oates to serve as our Vice President of Finance and Controller. We originally agreed to pay Mr. Oates an annual salary of $125,000, which as subsequently increased by our board of directors to $137,000 effective April 1, 2008.

 In October, 2008, we entered into an employment agreement with Mr. Oates, to serve as our President. Under his employment agreement, Mr. Oates receives an annual base salary of $137,000, which may be increased by our Board of Directors after periodic review of Mr. Oates’ performance.  In addition to his base salary, Mr. Oates receives an auto allowance of $10,000 per year and is eligible to receive a bonus as determined by our Board of Directors.

If Mr. Oates’ employment is terminated without cause or if he resigns for good reason, we will be obligated to pay him, as severance, his then current annual base salary for 12 months and all stock or options granted to Mr. Oates will become vested. If Mr. Oates is terminated without cause or he resigns with good reason within 12 months following a change of control, we will be obligated to pay him his then current annual base salary for a period of 24 months.  In connection with his Employment Agreement, Mr. Oates agreed not to compete with us or engage in any unfair competition with us during the employment term including customary agreements regarding non-disparagement and non-solicitation.

Bonita Bogaert.  On November 2, 2007, we entered into an employment agreement with Bonita Bogaert to serve as our Vice President - Health, Safety and Environmental Compliance.  Ms. Bogaert’s employment agreement has a two-year term which automatically renews for additional one-year periods until terminated by us or Ms. Bogaert.  Pursuant to her employment agreement, Ms. Bogaert is to receive a base salary at the monthly rate of $11,117, which is subject to increase by the Board of Directors after periodic (but not less frequently than annual) review of her performance of her duties.  In addition to receiving an annual base salary, a signing bonus and standard employee benefits, Ms. Bogaert is eligible for an annual performance bonus of 40% of her base salary, based upon her achievement of personal performance objectives developed with the chief executive officer and achievement of corporation performance objectives developed by the executive staff.  In addition, pursuant to the employment agreement, Ms. Bogaert was awarded 50,000 stock options with an exercise price of $7.00, half of which vested upon the execution of the employment agreement and the other half of which will vest on the first anniversary thereof.  The vested options will be exercisable until the fifth anniversary of the execution of the employment agreement.  Ms. Bogaert will also be eligible for additional equity compensation associated with high value added outcomes from significant strategies and transactions.

If Ms. Bogaert’s employment is terminated without cause, if she resigns for good reason within 12 months following a change of control, or following her death or disability, we will be obligated to pay her all vested benefits under our benefit plans, any bonus previous declared but unpaid, and a lump sum payment of 24 months of her base salary.  Upon termination due to death or disability, all of her stock or options will become vested and we will provide Ms. Bogaert and her eligible dependents, spouse and children under the age of 21 with continuation of health care benefits for one year.  In connection with her employment agreement, Ms. Bogaert agreed not to compete with us or engage in any unfair competition with us during the employment term and agreed to customary provisions regarding non-disparagement and non-solicitation.

Severance Agreements

Thomas Fudge Severance Agreement.  In connection with the termination of Mr. Fudge’s employment on December 27, 2007, we entered into a Severance and Consulting Agreement with Mr. Fudge.  Pursuant to the agreement, Mr. Fudge has received during 2008 severance pay equivalent to six months of salary and medical reimbursements in the amount of $14,500 per month ($87,000 total), a relocation allowance of $15,000 and a signing amount of $25,000.

We also granted Mr. Fudge (i) 60,000 shares of restricted stock which vest upon our initial public offering,  (ii) 20,000 non-transferable warrants to acquire shares of our common stock at $7.00 per share exercisable following a private placement of our equity securities or other financing with gross proceeds of at least $2 million, and (iii) 20,000 non-transferable warrants to acquire shares of our common stock at $12.00 per share, provided, however, that such warrants shall not be exercisable if we do not complete either (a) any private financing with a private placement price of $12.00 or more per share or (b) any public offering where the trading price per share is $12.00 or more with gross cash proceeds of more than $5 million.  The warrants granted to Mr. Fudge expire on December 27, 2010.

Under the terms of the Severance and Consulting Agreement with Mr. Fudge, we have accrued a bonus of $43,375 due him as a result of a private placement completed on July 31, 2008.  In addition, if we complete an initial public offering of our common stock prior to December 27, 2008, we may owe Mr. Fudge an additional bonus of as much as $225,000 depending on the amount of gross proceeds raised.

Ralph Kettell.  Ralph Kettell resigned as chairman and chief executive officer in December 2006.  As severance, Mr. Kettell received payments aggregating $40,000 plus one year of health insurance coverage valued at approximately $8,000.  In 2006, we also paid Mr. Kettell management fees of approximately $95,000, salary payments totaling $26,000, and reimbursed him for office expenses totaling $10,500.

Anita Knipper.  Ms. Knipper resigned as our Vice President of Permitting and Governmental Relations on May 31, 2008.  As severance, Ms. Knipper received her salary through July 31, 2008 totaling $20,833.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

E-VAT, Inc.

Originally, we invested $300,000 in E-VAT, Inc., referred to herein as E-VAT, for 60,000 shares or approximately 3% of the common stock of E-VAT, a company involved in the research and development of non-cyanide-based mineral extraction for the mining industry.  In addition, during fiscal year 2007, we entered into an agreement with E-VAT to provide an additional $300,000 in financing in exchange for royalties in the event the technology was successful.  Ralph Kettell, our founder and former Chief Executive Officer, Thomas Fudge, our former Chief Executive Officer and President, Pete Ingersoll, a former member of our Board, as well as other of our former officers and current stockholders own approximately 74% of E-VAT’s common stock.  E-VAT’s President, Arden Larson, is a consultant to us, and he and his family own 100,000 shares of our common stock and holds options on an additional 168,000 shares.  In addition, Mr. Larson beneficially owns 400,000 shares of our common stock that is held by E-VAT. and 100,000 shares of our common stock that is held by Nevada Silver.

We have determined that based on the results of E-VAT’s research and development its technology is not suitable for use with uranium and vanadium ores.  Accordingly, we will not provide further financing to E-VAT.  Our investment in E-VAT was accounted for as the purchase of research and development, and accordingly was expensed during the years ended December 31, 2007 and 2006.

Nevada Fluorspar, LLC

We acquired four non-uranium properties in Nevada prior to mid-2005.  Our Board of Directors decided to concentrate our efforts solely on uranium properties, and in April 2005 approved the transfer of those non-uranium properties into a separate company, Nevada Fluorspar, Inc., which was held by our then existing stockholders.  At that time, we had expended approximately $166,000 on the non-uranium properties.  The Board also approved an advance to Nevada Fluorspar, Inc. in the amount of $100,000.  Nevada Fluorspar, Inc. was established, and share certificates were distributed to our shareholders, although not all documentation relating to the transaction, including conveyance of the non-uranium properties, was completed at the time.  Subsequent to April 2005, we made additional advances aggregating approximately $80,000.  As of December 31, 2006, Nevada Fluorspar, Inc. owed us $80,000, all of which was repaid in 2007.  At the time of the spin-off, the board also approved the contingent payment to Nevada Fluorspar, Inc. of a proportionate portion of the proceeds of then outstanding warrants issued in connection with a private offering commenced in September 2004.  Such warrants are exercisable for common stock at a price of $1.75 per share.  If all of the warrants are exercised, sixty-two percent (62%) of the proceeds, if any, from the exercise of the warrants, or approximately $985,000, would be retained by us and the balance of approximately $604,000 would be paid to Nevada Fluorspar, Inc.  Such warrants would have expired in November 2008, but the board agreed to extend the expiration date until April 2009.

We may face potential liability as a result of such incomplete disclosure which may have resulted in our failure to comply with applicable law. As such, we cannot assure you that our stockholders at the time of the transfer of our non-uranium properties to Nevada Fluorspar, Inc. received their pro rata interest in Nevada Fluorspar, Inc.

Piedmont Mining Company, Inc.

On January 5, 2005 we paid $40,000 to Piedmont Mining Company, Inc., a mineral exploration company with respect to which Ralph Kettell and Peter Ingersoll are stockholders and members of its board of directors, in exchange for a convertible promissory note in the principal sum of $40,000. On October 10, 2005, we converted this promissory note into 656,298 shares of common stock of Piedmont Mining Company, Inc. and a warrant to purchase 656,298 shares of Piedmont Mining Company, Inc. for a purchase price of $.08 per share.  We exercised this warrant in full in 2007.

Voting Trust Agreement

On September 30, 2008, Ralph W.  Kettell, Laura Kettell and all persons and entities affiliated with Ralph Kettell and Laura Kettell entered into a voting trust with Andrew K. Simpson, our chief executive officer, chief financial officer and a member of our Board, whereby, subject to certain restrictions, they transferred all of their common stock in us to a voting rights trust, except for 40,000 shares purchased by Ralph W. Kettell on September 3, 2008.  The agreement allows Ralph W. Kettell and Laura Kettell to dispose of up to 300,000 shares held in the voting trust on and after September 30, 2008; 600,000 additional shares held in the voting trust on or after June 30, 2009; 400,000 additional shares held in the voting trust on or after September 1, 2009; 400,000 additional shares held in the voting trust on or after March 31, 2010; and 400,000 additional shares held in the voting trust on or after September 1, 2010.  The agreement gives Mr. Simpson, as the trustee of the voting trust, the control to vote all shares held in the voting trust.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of December 31, 2008 regarding the ownership of each class of our outstanding capital stock by:

•	each of our directors;

•	each named executive officer;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of each class or series of common stock shown as beneficially owned by them.  The number of shares of common stock used to calculate each listed person’s percentage ownership of each such class includes the shares of common stock underlying options, warrants or other convertible securities held by such person that are exercisable within 60 days after December 31, 2008.  Our common stock is the only class of our capital stock outstanding on December 31, 2008. On December 31, 2008 there were 10,508,101 shares of common stock outstanding for purposes of the following table.

Directors and Named Executive Officers	Common Stock Beneficially Owned
	Number	Percentage(1)
Directors and Named Executive Officers(2):
Andrew K. Simpson(3)	4,099,175	39.0%
Lynn F. Oates(4)	152,100	1.4%
Bonita K. Bogaert(5)	50,000	*
Rockell N. Hankin	282,667	2.7%
Richard P. Graff	213,889	2.0%
Ronald L. Parratt	276,667	2.6%
All directors and executive officers as a group (6 persons)	5,074,498	48.2%
Beneficial owners of more than 5%:
Ralph Kettell(6)	3,825,000	36.4%
Laura Kettell(7)	1,670,000	15.9%
Arden Larson (8)	768,000	7.3%
Nadine Osborn-Kettell(9)	465,000	4.4%
Barbara J. Moriarty	549,000	5.2%
Passport Materials Master Fund, LP	644,500	6.1%
LARK Enterprises, Ltd. (10)	436,000	4.1%

*Represents less than 1%
(1)  Percentage calculations performed without assuming exercise of any of the 3,330,911 warrants and options outstanding on December 31, 2008.
(2)  Unless otherwise indicated, the address of each person is c/o Concentric Energy Corporation, 3350 Sabin Brown Road, #3, Wickenburg, AZ 85390.
(3)  Mr. Simpson has been granted a proxy respecting the voting rights of 3,575,000 shares of common stock under the voting control of Ralph Kettell.  Under the terms of the separation agreement between Ralph Kettell and Laura Kettell, Mr. Kettle’s former spouse, Laura Kettell has agreed to enter into voting arrangements that would provide Mr. Simpson with voting control over 3,575,000 shares.  In addition, Mr. Simpson owns 1,050 shares directly, has been granted 250,000 restricted shares and has been granted 273,125 shares issuable on exercise of options under our equity compensation plans.

(4)  Mr. Oates has been granted 100,000 restricted common shares, directly owns 2,100 common shares and has been granted 50,000 shares issuable on exercise of options under our equity compensation plans.
(5)  Ms. Bogaert has been granted 50,000 shares issuable on exercise of options under our equity compensation plans.
(6)  Mr. Kettell has been granted 150,000 shares issuable on exercise of options under our equity compensation plans.  In addition, Mr. Kettell holds warrants for the purchase of 60,000 shares of common stock. Under the terms of a separation agreement between Mr. Kettell and Laura Kettell, Mr. Kettell directly has beneficial economic ownership of 774,000 shares of common stock.  In addition, under the terms of this same agreement, Mr. Kettell will retain the assignable voting interest of all shares owned by his former wife.  Mr. Kettell is the direct owner of LARK Enterprises. Ltd. which owns 436,000 shares of common stock.  In addition, Mr. Kettell is the donor of and retains the voting power over 300,000 shares of common stock gifted to family members.  Mr. Kettell has the contractual right to acquire 465,000 shares of common stock held by his mother. Mr. Kettell has executed an agreement to restrict his future resales of shares for one year from July 31, 2008 to 300,000 shares.  Mr. Kettell and Laura Kettell entered into voting arrangements that would provide Mr. Simpson with voting control over 3,575,000 shares. Resales of shares by Mr. Kettell and Laura Kettell are restricted to 300,000 shares for one year from July 31, 2008, with additional restrictions on resales in future years.
(7)  Ms. Kettell has been granted 30,000 shares issuable on exercise of options under our equity compensation plan.  Under the terms of a separation agreement with Mr. Kettell, Ms. Kettell directly has beneficial economic ownership of 1,185,000 shares of common stock.  Laura Kettell has the contractual right to acquire 455,000 shares of common stock held by her parents.  Mr. Kettell and Laura Kettell have agreed to enter into voting arrangements that would provide Mr. Simpson with voting control over 3,575,000 shares.  Upon execution of the voting trust agreement to implement this agreement, resales of shares by Mr. Kettell and Laura Kettell would be restricted to 300,000 shares for one year from July 31, 2008, with additional restrictions on resales in future years.
(8)  Mr. Larson controls 600,000 shares, 95,000 shares issued in his name, 5,000 shares issued in his wife’s name, 400,000 issued to E-VAT.  and 100,000 issued to Nevada Silver.  In addition, he has 126,000 options granted in his name and 42,000 options granted in his son’s name.
(9)  Ms. Osborn-Kettell is the mother of Ralph Kettell.  She has granted Mr. Kettell an option to acquire her shares.
(10) Ralph Kettell is a control person of Lark Enterprises, Ltd.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 1,808,145 shares of common stock offered through this prospectus.  The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement.  See the section entitled “Plan of Distribution.” of this prospectus.

Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents.  The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We will receive no proceeds from the sale of the registered shares.  We have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling stockholders as of December 31, 2008. The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.

Name of Selling Shareholder	Shares Owned Prior to this Offering		Total Number of Shares to be Offered for Selling Stockholders Account	Total Shares to be Owned and Percent of Total Outstanding After Completion of this Offering(1)
Westminster Securities Corp. (2)	35,000	(3)	35,000	─	─
Blue Sky Securities Limited (4)	195,332	(5)	175,332	20,000	*
John Averett	168,539	(6)	168,539	─	─
John O’Shea	217,593	(7)	198,239	19,354	*
David R. Holbrooke	110,190	(8)	100,190	10,000	*
Jonathan B. Dangar	12,524	(9)	12,524	─	─
John T. and Peggy M. Cella	91,548	(10)	91,548	─	─
Herbert Arnold Duke	68,443	(11)	58,443	10,000	*
Holmes Revocable Trust (12)	75,142	(13)	75,142	─	─
Armand E. and Dicky L. Balsano	50,095	(14)	50,095	─	─
Timothy M. and Rosemary A. Schmidt	50,095	(15)	50,095	─	─
Thomas D. and Mary M. Miller	50,095	(16)	50,095	─	─
Daniel Harper Meek	25,047	(17)	25,047	─	─
Mere Lane Investment Fund LP (18)	50,095	(19)	50,095	─	─
J. Wayne Hill IRA (20)	35,047	(21)	25,047	10,000	*
James R. Echols	25,047	(22)	25,047	─	─

Name of Selling Shareholder	Shares Owned Prior to this Offering		Total Number of Shares to be Offered for Selling Stockholders Account	Total Shares to be Owned and Percent of Total Outstanding After Completion of this Offering(1)
Michael Harvey Revocable Trust (23)	30,047	(24)	25,047	5,000	*
Richard & Eleanor C. Trevison	25,047	(25)	25,047	─	─
Scott Bowman	25,047	(26)	25,047	─	─
Theodore E. & Theresa M. Kwiatkowski	25,047	(27)	25,047	─	─
Gail Flynn	12,524	(28)	12,524	─	─
Judith Phillips	12,524	(29)	12,524	─	─
Judith Phillips IRA 6UA001294 (30)	12,524	(31)	12,524	─	─
Richard Louise	40,102	(32)	35,102	5,000	*
AWM Holding LLC (33)	225,427	(34)	225,427	─	─
Nicholas Hammond	120,190	(35)	100,190	20,000	*
Richard Price	99,566	(36)	94,241	5,325	*
Joe Wolfe	7,597	(37)	7,597	─	─
Michael Strauss	7,770	(38)	7,770	─	─
Todd Kice	8,236	(39)	8,236	─	─
Jason Lagomarsino	1,345	(40)	1,345	─	─

* Less than 1%

(1)  Based on 10,508,101 shares outstanding as of December 31, 2008.  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.
(2)  Richard J. Price, as President of Westminster Securities Corp., has voting and dispositive power over these securities.
(3)  Represents 35,000 shares of common stock owned directly.
(4)  Michel Clemence, as Director of Blue Sky Securities Limited, has voting and dispositive power over these securities.
(5)  Includes 70,156 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 35,176 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(6)  Includes 67,438 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 33,813 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(7)  Includes 28,132 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00 per share, 79,322 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share and 39,771 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.

(8)  Includes 40,089 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 20,101 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(9)  Includes 5,011 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 2,513 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(10) Includes 3,217 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00, 36,631 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 18,366 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(11)  Includes 23,385 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 11,725 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(12)  Gordon Holmes, as Trustee of Holmes Revocable Trust, has voting and dispositive power over these securities.
(13)  Includes 30,067 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 15,075 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(14)  Includes 20,045 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 10,050 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(15)  Includes 20,045 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 10,050 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(16)  Includes 20,045 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 10,050 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(17)  Includes 10,022 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 5,025 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(18)  Hugh Cohen, as Managing Member of the General Partner of Mere Lane Investment Fund, LP, has voting and dispositive power over these securities.
(19)  Includes 20,045 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 10,050 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(20)  James Wayne Hill, as control person of the J. Wayne Hill IRA, has voting and dispositive power over these securities.
(21)  Includes 10,022 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 5,025 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(22)  Includes 10,022 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 5,025 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(23)  Michael and Lyn Harvey, as Trustees of the Michael Harvey Revocable Trust, have voting and dispositive power over these securities.
(24)  Includes 10,022 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 5,025 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(25)  Includes 10,022 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 5,025 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.

(26)  Includes 10,022 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 5,025 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(27)  Includes 10,022 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 5,025 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(28)  Includes 5,011 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 2,513 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(29)  Includes 5,011 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 2,513 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(30)  Judith Phillips, as control person of the Judith Phillips IRA, has voting and dispositive power over these securities.
(31)  Includes 5,011 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 2,513 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(32)  Includes 9,014 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00 per share, 14,045 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 7,043 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(33)  Anna McNeur, as Member of AWM Holding LLC, has voting and dispositive power over these securities.
(34)  Includes 90,200 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 45,226 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(35)  Includes 40,089 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share, and 20,101 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(36) Includes 11,674 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00 per shares, 11,700 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share and 5,867 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(37) Includes 3,033 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00 per shares, 3,040 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share and 1,525 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(38) Includes 3,102 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00 per shares, 3,109 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share and 1,559 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(39) Includes 3,288 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00 per shares, 3,295shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share and 1,652 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.
(40) Includes 537 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.00 per shares, 538 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.50 per share and 269 shares of our common stock issuable upon exercise of warrants having an exercise price of $6.00 per share.

None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our predecessors or affiliates during the past three years except, Richard J. Price, John P. O’Shea, Richard Louise, John Cella, Jonathan B. Dangar, Scott Bowman, Joe Wolfe, Michael Strauss, Todd Kice and Jason Lagomarsino who are affiliates of Westminster Securities Corporation (“Westminster”), a registered broker-dealer that served as placement agent in our July and December 2008 private placements. Mr. Price, Mr. O’Shea, Mr. Louise, Mr. Cella, Mr. Dangar, Mr. Bowman, Mr. Wolfe, Mr. Strauss, Mr. Kice and Mr. Lagomarsino acquired the shares to be resold hereunder in the ordinary course of business, and at the time of the purchase of the shares of common stock, there were no agreements or understandings, directly or indirectly with any person to distribute the shares of common stock.

Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups, in the aggregate, exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.  On December 31, 2008, there were 10,508,101 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock.  Our Articles of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared, if any, by the board of directors from funds available.  Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding-up, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Preferred Stock

Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations, or restrictions or any wholly unissued series of preferred stock.

Warrants

$1.75 Warrants

During 2004 and 2005, we issued warrants to purchase up to an aggregate of up to 908,280 shares of common stock at an exercise price of $1.75 per share.  These warrants will expire on April 30, 2009.  The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

$4.50 Warrants

In connection with the private placement of our common stock and warrants completed on July 31, 2008, we issued investors four year warrants to purchase up to an aggregate of 619,968 shares of common stock at an exercise price of $4.50 per share to the investors.  The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.  In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced by multiplying the exercise price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock which the offering price for such dilutive issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock so issued or issuable in connection with the dilutive issuance.  Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under these warrants shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.  We are prohibited from effecting the exercise of the warrants to the extent that as a result of such exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrants. At any time after the earlier of July 31, 2009 or the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise.

If, at any time while these warrants are outstanding, the volume weighted average price of our common stock for 22 or more consecutive trading days equals or exceeds $11.25 per share, we shall have the option to redeem these warrants, upon 20 days prior written notice, for $0.001 per share issuable upon exercise of the warrants.  Unless any warrant with respect to which we have properly delivered notice of our intent to redeem is exercised prior to the termination of the notice period, such warrant shall be immediately terminated and the holder thereof shall only be entitled to receive the redemption consideration.

In connection with the private placement of our common stock and warrants completed on July 31, 2008, as consideration for serving as our placement agent, we issued Westminster Securities Corporation a four year warrant to purchase up to 61,997 shares of common stock at an exercise price of $4.50 per share.  Such warrant has the same terms as the $4.50 warrants issued to the investors in the private placement completed on July 31, 2008.

$6.00 Warrants

In connection with the private placement of our common stock and warrants completed on July 31, 2008, we issued investors four year warrants to purchase up to an aggregate of 309,984 shares of common stock at an exercise price of $6.00 per share to the investors.  The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.  In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced by multiplying the exercise price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock which the offering price for such dilutive issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock so issued or issuable in connection with the dilutive issuance.  Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under these warrants shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.  We are prohibited from effecting the exercise of the warrants to the extent that as a result of such exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrants. At any time after the earlier of July 31, 2009 or the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise.

If, at any time while these warrants are outstanding, the volume weighted average price of our common stock for 22 or more consecutive trading days equals or exceeds $15.00 per share, we shall have the option to redeem these warrants, upon 20 days prior written notice, for $0.001 per share issuable upon exercise of the warrants.  Unless any warrant with respect to which we have properly delivered notice of our intent to redeem is exercised prior to the termination of the notice period, such warrant shall be immediately terminated and the holder thereof shall only be entitled to receive the redemption consideration.

In connection with the private placement of our common stock and warrants completed on July 31, 2008, as consideration for serving as our placement agent, we issued Westminster Securities Corporation a four year warrant to purchase up to 30,999 shares of common stock at an exercise price of $6.00 per share.  Such warrant has the same terms as the $6.00 warrants issued to the investors in the private placement completed on July 31, 2008.

$3.00 Warrants

In connection with the private placement of our common stock and warrants completed on July 31, 2008, as consideration for serving as our placement agent, we issued Westminster Securities Corporation a four year warrant to purchase up to an aggregate of 61,997 shares of common stock at an exercise price of $3.00 per share. The exercise price and number of shares of our common stock issuable on exercise of this warrant may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.  In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrant, the exercise price shall be reduced by multiplying the exercise price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock which the offering price for such dilutive issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock so issued or issuable in connection with the dilutive issuance.  Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under this warrant shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.  We are prohibited from effecting the exercise of this warrant to the extent that as a result of such exercise Westminster Securities Corporation beneficially owns more than 4.99% (or, if such limitation is waived by Westminster Securities Corporation upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant. At any time after the earlier of July 31, 2009 or the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, Westminster Securities Corporation has the right to exercise this warrant by means of a cashless exercise.

If, at any time while this warrant is outstanding, the volume weighted average price of our common stock for 22 or more consecutive trading days equals or exceeds $8.75 per share, we shall have the option to redeem this warrant, upon 20 days prior written notice, for $0.001 per share issuable upon exercise of this warrant.  Unless this warrant is exercised prior to the termination of the notice period, this warrant shall be immediately terminated and Westminster Securities Corporation shall only be entitled to receive the redemption consideration.

Registration Rights

On July 31, 2008, in connection with our private placement of common stock and warrants, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issued and the common stock issuable upon exercise of the warrants. Specifically, we agreed to file a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission covering the resale of the common stock issued and underlying the warrants on or before September 14, 2008 and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before January 12, 2009, or January 27, 2009 if the registration statement receives a full review by the Securities and Exchange Commission.

The following delinquency events (i) through (v) in respect of timely registration, if they occur, trigger payments beginning January 31, 2009 as  described under “Liquidated Damages” in the next paragraph:  If (i) the registration statement is not filed on or before September 14, 2008 (which requirement was not met), (ii) we fail to file with the Securities and Exchange Commission a request for acceleration of the registration statement in accordance with Rule 461 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, within five trading days of the date that we are notified by the Securities and Exchange Commission that such registration statement will not be “reviewed” or will not be subject to further review (unless the failure to make such request for acceleration is the result of our determination that events affecting us will require the filing of an amendment to the registration statement), (iii) we fail to file a pre-effective amendment or otherwise respond to Securities and Exchange Commission comments within 10 trading days, (iv) all of the registrable securities are not registered for resale on or before April 30, 2009, or (v) the registration statement ceases to remain continuously effective for more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12-month period after its first effective date, then, liquidated damages will be payable to the holders of the shares.

Liquidated Damages

Commencing on January 31, 2009, we are subject to liquidated damage payments to the holders of the shares sold in the private placement in an amount equal to 0.5% of the aggregate purchase price paid by such purchasers per month (approximately $9,300 per month) of delinquency with respect to any unregistered shares.  Such monthly payments would cease when we have satisfied the requirement which triggered these liquidated damage payments or on July 31, 2011, which ever comes first.  Therefore, the maximum aggregate amount of liquidated damages that we might have to pay would be approximately $288,000 if we are unable to file a registration statement.

Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144, subject to our right to suspend or defer the use of the registration statement in certain events.

Anti-Takeover Effect of Nevada Law and Certain By-Law Provisions

Our bylaws provide that special meetings of stockholders may be called only by our president or by a majority of our stockholders. Such a provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company.

In the future we may also become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more. The ability to exercise voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits some business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Indemnification of Directors and Officers

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

We have entered into agreements to indemnify each of our officers and directors to the fullest extent permitted under Nevada against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for any class of our capital stock, and a significant public market for our common stock may not develop or be sustained after this offering.  Future sales of significant amounts of our capital stock, including shares of our outstanding stock and shares of our stock issued upon exercise of outstanding options, in the public market after this offering, or the perception that such sales could occur, could adversely affect any prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

As of December 31, 2008, we have 10,508,101 shares of common stock issued and outstanding.  In addition, options to purchase an aggregate of 954,625 common shares are outstanding, of which 954,625 were vested as of December 31, 2008 and 2,379,518 common shares are reserved for issuance upon exercise of warrants. Of these shares, the shares registered for resale under this prospectus (including 1,088,177 shares underlying various warrants) will be freely tradable. The remaining shares of our common stock outstanding upon completion of this offering are deemed “restricted” securities under Rule 144 under the Securities Act.  These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. This rule is summarized below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Lock-Up Agreement

3,575,000 shares of  our common stock held or controlled by Ralph Kettell are subject to a lock-up agreement, pursuant to which, subject to certain exceptions, Mr. Kettell has agreed not to sell or otherwise dispose of these shares of common stock or any securities convertible into or exchangeable for shares of common stock from the date hereof until December 31, 2010; provided however that each such stockholder may dispose of up 300,000 shares of common stock on or after September 30, 2008; an additional 400,000 shares of common stock on or after June 30, 2009; an additional 400,000 shares of common stock on or after September 1, 2009; an additional 400,000 shares of common stock on or after March 31, 2010; and an additional 400,000 shares of common stock on or after September 1, 2010.

LEGAL MATTERS

The validity of the issuance of the common stock offered by the selling stockholders under this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

The consolidated financial statements for the years ended December 31, 2007 and 2006, included in this prospectus and elsewhere in the registration statement, have been audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement.  For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement.  Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D. C.  20549.  Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address.  You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330.  In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

After effectiveness of the registration statement, of which this prospectus is a part, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC.  We do not presently intend to voluntarily distribute copies of our annual reports to our stockholders following the effectiveness of the registration statement, of which this prospectus is a part.  However, you will be able to inspect and copy each of our periodic reports, proxy statements and other information at the SEC’s public reference room, and at the web site of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Report of the Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-3
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2007 and 2006 and for the cumulative period from Inception (July 21, 2001) through December 31, 2007	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2007 and 2006 and for the cumulative period from Inception (July 21, 2001) through December 31, 2007	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006 and for the cumulative period from Inception (July 21, 2001) through December 31, 2007	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheet as of September 30, 2008 (Unaudited) and December 31, 2007	F-29
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2008 and September 30, 2007 and for the cumulative period from Inception (July 20, 2001) through September 30, 2008
F-31
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the nine months ended September 30, 2007 and September 30, 2008 and for the cumulative period from Inception (July 20, 2001) through September 30, 2008
F-32
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and September 30, 2007 and for the cumulative period from Inception (July 20, 2001) through September 30, 2008
F-33
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-34

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Concentric Energy Corporation
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Concentric Energy Corporation (An Exploration Stage Company) as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006 and for the cumulative period from inception (July 20, 2001) through December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As indicated in Note 2, the accompanying consolidated financial statements of Concentric Energy Corporation have been restated for the year ended December 31, 2006.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Concentric Energy Corporation (An Exploration Stage Company) as of December 31, 2007 and 2006, and the results of its operations and comprehensive loss, changes in stockholders’ equity and its cash flows for the years ended December 31, 2007 and 2006 and for the cumulative period from inception (July 20, 2001) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company is in the exploration stage, has suffered recurring losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. In addition, the Company may not find sufficient ore reserves to be commercially mined.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Semple, Marchal & Cooper, LLP
Certified Public Accountants

Phoenix, Arizona
May 1, 2008

Concentric Energy Corporation
(An Exploration Stage Company)
Consolidated Balance Sheets

ASSETS

	December 31,	December 31,
	2007	2006
		(as restated)*
Current Assets:
Cash and cash equivalents	$825,908	$141,874
Certificates of deposit	507,822	-
Trading securities	374,654	207,858
Receivables from related parties	235	90,330
Receivable - other	10,607	31,497
Deposits	7,065	-
Prepaid expenses	142,873	7,673
Asset held for sale	2,309,048	-

Total current assets	4,178,212	479,232

Property and equipment:
Mineral rights	100,000	100,000
Leasehold improvements	13,044	17,775
Office equipment	44,335	44,557
Field equipment	35,469	-
Vehicles	148,531	91,785

	341,379	254,117

Less accumulated depreciation	(59,073)	(42,287)

Total property and equipment, net	282,306	211,830

Deposits	1,991	2,911

Total assets	$4,462,509	$693,973

* See Note 2

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2007	2006
		(as restated)*
Current liabilities:
Accounts payable	$308,729	$129,813
Accrued expenses	359,656	128,231
Current portion of notes payable	2,325,435	6,731
Convertible note payable - related party	45,000	-

Total current liabilities	3,038,820	264,775

Note payable - long-term portion	48,775	30,796

Total liabilities	3,087,595	295,571

Commitments and contingencies (Note 10)	-	-

Stockholders' Equity
Preferred stock; $0.001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 150,000,000 shares authorized; 9,085,410 and 7,708,420, shares issued and outstanding at December 31, 2007 and 2006, respectively	9,085	7,708
Additional paid-in capital	11,919,947	4,656,307
Deficit accumulated during exploration stage	(10,554,118)	(4,265,613)

Total stockholders' equity	1,374,914	398,402

Total liabilities and stockholders' equity	$4,462,509	$693,973

* See Note 2

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Consolidated Statements of Operations and Comprehensive Loss

		Year Ended	Inception
	Year Ended	December 31,	(July 20, 2001)
	December 31,	2006	to December 31,
	2007	(as restated)*	2007
Revenue	$-	$-	$-

Operating expenses:
General and administrative	5,804,866	1,856,011	8,235,682
Geological and geophysical costs	482,366	987,800	2,353,637
Total operating expenses	6,287,232	2,843,811	10,589,319

Loss from operations	(6,287,232)	(2,843,811)	(10,589,319)

Other income (expense):
Interest income	55,898	2,112	60,692
Interest expense	(102,327)	(928)	(104,310)
Recognized gain (loss) on investments	193,924	52,439	241,363
Recognized loss on transfer of securities from available for sale to trading	-	(18,776)	(18,776)
Loss on disposal of fixed assets	(147,322)	-	(147,322)
Other income (expense)	(1,446)	-	3,554
Total other income (expense)	(1,273)	34,847	35,201

Net Loss	(6,288,505)	(2,808,964)	(10,554,118)

Other Comprehensive Income:
Unrealized losses on available-for-sale securities	-	-	(18,776)
Reclassification adjustment for losses recognized on transfer from available-for-sale to trading	-	18,776	18,776
Comprehensive loss	$(6,288,505)	$(2,790,188)	$(10,554,118)

Net loss per share
Basic and diluted	$(0.76)	$(0.38)	$(1.70)

Weighted average number of common shares - basic and diluted	8,260,932	7,387,712	6,211,873

* See Note 2

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity

	Number of				Accumulated	Accumulated
	Shares of			Additional	Other	Deficit During
	Common	Members'	Common	Paid-in	Comprehensive	Exploration	Total
	Stock	Equity	Stock	Capital	Loss	Stage	Equity
Members' contributions inception, July 20, 2001 to December 31, 2003	-	$71,315	$-	$-	$-	$-	$71,315
Net loss inception, July 20, 2001, to December 31, 2003	-	(111,066)	-	-	-	-	(111,066)
Balance, December 31, 2003	-	(39,751)	-	-	-	-	(39,751)
Members' contributions	-	12,000	-	-	-	-	12,000
Conversion from LLC to C Corporation on June 1, 2004	5,000,000	27,751	5,000	78,315	-	(111,066)	-
Issuance of common stock for services	534,280	-	534	303,566	-	-	304,100
Sale of common stock, net	1,044,000	-	1,044	1,088,606	-	-	1,089,650
Net loss	-	-	-	-	-	(608,638)	(608,638)
Balance, December 31, 2004	6,578,280	-	6,578	1,470,487	-	(719,704)	757,361
Sale of common stock, net	85,200	-	85	187,915	-	-	188,000
Issuance of stock options	-	-	-	33,880	-	-	33,880
Exercise of stock options	80,000	-	80	99,920	-	-	100,000
Net loss	-	-	-	-	-	(736,945)	(736,945)
Other comprehensive loss	-	-	-	-	(18,776)	-	(18,776)
Balance, December 31, 2005	6,743,480	-	6,743	1,792,202	(18,776)	(1,456,649)	323,520
Sale of common stock, net	907,000	-	907	2,176,743	-	-	2,177,650
Issuance of common stock for services	45,940	-	46	137,185	-	-	137,231
Exercise of stock options	12,000	-	12	14,988	-	-	15,000
Issuance of stock options for services	-	-	-	535,189	-	-	535,189
Net loss (as restated)*	-	-	-	-	-	(2,808,964)	(2,808,964)
Other comprehensive income	-	-	-	-	18,776	-	18,776
Balance, December 31, 2006 (as restated)*	7,708,420	-	7,708	4,656,307	-	(4,265,613)	398,402
Sale of common stock, net	850,000	-	850	5,367,096	-	-	5,367,946
Issuance of common stock for services	120,660	-	121	376,879	-	-	377,000
Issuance of restricted stock for services	368,000	-	368	61,954	-	-	62,322
Issuance of stock options for services	-	-	-	827,216	-	-	827,216
Extension of expiry of previously issued stock options	-	-	-	256,838	-	-	256,838
Issuance of warrants for services	-	-	-	159,776	-	-	159,776
Conversion of notes payable	38,330	-	38	213,881	-	-	213,919
Net loss	-	-	-	-	-	(6,288,505)	(6,288,505)
Balance, December 31, 2007	9,085,410	$-	$9,085	$11,919,947	$-	$(10,554,118)	$1,374,914

* See Note 2

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Consolidated Statements of Cash Flows

		Year Ended	Inception
	Year Ended	December 31,	(July 20, 2001) to
	December 31,	2006	December 31,
	2007	(as restated) *	2007

Cash Flows from Operating Activities
Net loss	$(6,288,505)	$(2,808,964)	$(10,554,118)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	52,979	31,949	95,266
Recognized loss from the transfer from available-for-sale securities to trading securities	-	18,776	18,776
Recognized (gain) loss on securities	(193,924)	(52,439)	(241,363)
Issuance of stock options for services	827,216	535,189	1,396,285
Extension of expiry of previously issued warrants	256,838	-	256,838
Issuance of stock for services	377,000	137,231	818,331
Issuance of warrants for services	159,776	-	159,776
Issuance of restricted stock for services	62,322	-	62,322
Loss on sale of fixed assets	147,322	-	147,322
Amortization of debt discount	4,769	928	5,697
Interest paid through conversion to stock	13,919	-	13,919
Changes in assets and liabilities
Trading securities	27,128	(45,000)	(17,872)
Receivables from related parties	90,095	(70,330)	(235)
Receivable - other	20,890	(31,497)	(10,607)
Prepaid expenses	(135,200)	(25)	(142,873)
Deposits	(6,145)	(2,911)	(9,056)
Payable to shareholder	-	(10,929)	-
Accounts payable	178,916	68,669	308,729
Accrued expenses	231,425	128,231	359,656
Net cash used in operating activities	(4,173,179)	(2,101,122)	(7,333,207)
Cash Flows from Investing Activities
Purchase of fixed assets	(231,582)	(63,675)	(346,706)
Purchase of mineral rights	-	-	(100,000)
Purchase of certificates of deposit	(507,822)	-	(507,822)
Purchase of available-for-sale securities	-	-	(134,195)
Net cash used in investing activities	(739,404)	(63,675)	(1,088,723)
Cash Flows from Financing Activities
Net proceeds from the sale of common stock	5,367,946	2,177,650	8,823,246
Exercise of stock options	-	15,000	115,000
Proceeds from members contributions	-	-	83,315
Proceeds from notes payable	245,000	-	291,326
Repayment of notes payable	(16,329)	(2,394)	(65,049)
Net cash provided by financing activities	5,596,617	2,190,256	9,247,838
Net increase (decrease) in cash and cash equivalents	684,034	25,459	825,908
Cash and cash equivalents at beginning of period	141,874	116,415	-
Cash and cash equivalents at end of period	$825,908	$141,874	$825,908
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$25,000	$-	$26,055
Cash paid during the year for income taxes	$-	$-	$-
Non-Cash Investing and Financing Activities
Purchase of a vehicle with a note payable	$39,195	$38,993	$78,188
Conversion of debt to equity	$200,000	$-	$200,000
Purchase of building with a note payable	$2,309,048	$-	$2,309,048
Transfer of investments from available-for-sale to trading	$-	$110,419	$110,419
Unrecognized loss on available-for-sale investments	$-	$-	$18,776

* See Note 2

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 1.  Nature of Business and Significant Accounting Policies

Nature of Business – Concentric Energy Corporation was incorporated June 1, 2004 under the laws of the State of Nevada and is currently an exploration stage company and does not have any mining operations which generate revenue or profit. The Company is the successor to Concentric Energy, LLC which was founded on July 20, 2001 under the laws of the State of Nevada and converted to a corporate form on June 1, 2004. The Company is currently conducting the advanced exploration of one property located in Arizona through its wholly owned subsidiary, Anderson Mining Company. Anderson Mining Company was incorporated under the laws of the State of Arizona on June 23, 2006. The generation of revenue from its mining operations is dependent on the existence of economically recoverable reserves at its uranium property, and the ability of the Company to obtain financing to complete the development of such reserves and meet its obligations under various agreements.

Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Anderson Mining Company (collectively, the “Company”). All significant intercompany accounts and transactions, if any, have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates are used when accounting for the carrying value of mineral properties, reclamation liabilities, depreciation, taxes and the valuation of stock options, which are discussed in their respective notes to the consolidated financial statements. Due to uncertainties inherent in the estimation process and the significance of these items, it is at least reasonably possible that the estimates in connection with these items could be further materially revised within the next year.

Property & Equipment – Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and are amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable reserve quantities from proven and probable reserves. Major development costs incurred after the commencement of production are amortized using the UOP method.

Property and equipment are recorded at cost. Depreciation is provided for on the straight line method over the estimated useful lives of the assets. Leasehold improvements are recorded at cost and are amortized over their estimated useful lives or their lease term, whichever is shorter. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities and equipment. The estimated useful lives of property and equipment are as follows:

Leasehold improvements	1 – 3 years
Office equipment	3 – 7 years
Vehicles	5 years
Field equipment	3 – 7 years

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 1.  Nature of Business and Significant Accounting Policies (continued)

Depreciation expenses for the years ended December 31, 2007, 2006 and inception (July 20, 2001) to December 31, 2007 was $52,979; $31,949; and $95,266, respectively.

Reclamation Obligations - The Company has engaged in exploration activities on its uranium property which consist of the drilling of a limited number of test wells to confirm previously acquired geologic and geophysical data. At December 31, 2007, the Company has accrued no costs for any reclamation obligations relating to its mineral properties because of the limited scope of these operations and management’s estimate that no material reclamation costs have been incurred.

Cash and Cash Equivalents – The Company considers all holdings of highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which may exceed federally insured limits. At December 31, 2007, the Company had approximately $1,200,000 in accounts that exceeded federally insured limits.

Investments – The Company accounts for its investments in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. under SFAS No. 115. The Company’s security investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities.  Trading securities are stated at fair value and any change in the fair value during a period is recorded as a charge or credit in the statement of operations and comprehensive loss. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses are included in accumulated other comprehensive loss until such time as the underlying securities are sold or written off. Declines in the fair value of available-for-sale securities below their cost that are other than temporary result in write downs of the individual securities to their fair value. Realized gains and losses from the sale or write down of available-for-sale securities are included in other income (expense).

Net Loss Per Share – Basic net loss per common share is computed by dividing net loss available to common stockholders for the period by the weighted average number of common shares of stock outstanding during the period.

At December 31, 2007 and 2006, there were outstanding potentially dilutive securities as follows:

	2007	2006
Options	1,340,985	1,148,110
Warrants	1,097,480	956,680
Contingent stock	-	188,000
Total potentially dilutive securities	2,438,465	2,292,790

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 1.  Nature of Business and Significant Accounting Policies (continued)

As of December 31, 2007 and 2006, the above listed potentially dilutive securities were not included in the determination of diluted net loss per share as their effect was anti-dilutive.

Income Taxes – The Company provides for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established, if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The provision for federal income tax differs from that computed by applying federal statutory rates to income before federal income tax expense mainly due to expenses that are not deductible for federal income taxes, including permanent differences such as non-deductible meals and entertainment.

Stock Options – Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), using the modified prospective transition method and therefore the Company has not restated its results for prior periods.  Under this transition method, stock-based compensation expense for the year ended December 31, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award.  Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

Prior to the adoption of SFAS 123(R), the Company recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”).  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123(R) and the valuation of share-based payments for public companies.  The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).  See Note 9 to the financial statements for a further discussion of stock-based compensation.

Comprehensive Loss – Comprehensive loss is composed of the Company’s net loss and other comprehensive loss.  Other comprehensive loss includes unrealized gains and losses on available-for-sale securities.

Impairment of Long-Lived Assets – The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows generated by the asset are less than the carrying amount of the asset. An impairment loss is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 1.  Nature of Business and Significant Accounting Policies (continued)

Recent Accounting Pronouncements – In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations” (“SFAS 141(R)”). This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The Statement’s scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting—the acquisition method—to all transactions and  events in which one entity obtains control over one or more other businesses, this Statement improves the comparability of the information about business combinations provided in financial reports. The provisions of SFAS 141(R) are effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of adopting SFAS 141(R) on our consolidated results of operations and financial position, but as the company has had no acquisitions, we do not expect that adopting SFAS 141(R) will have any impact at all on our consolidated results of operations and financial position.

In December 2007, the FASB issued FASB Statement No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS 160”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also changes the way the consolidated income statement is presented. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of adopting SFAS 160 on our consolidated results of operations and financial position, but do not expect it to have a material impact.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.” This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and improves the transparency of financial reporting. The Statement is effective for fiscal years and interim periods beginning after November 25, 2008. Since the Company is involved in no hedging activities and has no derivative instruments, it does not expect this accounting pronouncement to have a material impact.

Note 2. Restatement of Financial Statements – The Company determined that $48,000 in severance payments made to a former officer which were paid during the year ended December 31, 2007, should have been accrued during the year ended December 31, 2006 when the former officer resigned. Accordingly, the Company is restating the year ended December 31, 2006 in these consolidated financial statements. This restatement resulted in an increase of $48,000 in deficit accumulated during exploration stage as of December 31, 2006 and an increase in net loss of $48,000 for the year ended December 31, 2006.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 3.  Going Concern - The Company has incurred losses since inception and requires additional funds for further exploration activities. The Company is an exploration stage company, exploring one mineral property, but not yet generating any revenue from that property. In addition, the Company may not find economically recoverable reserves. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern.

In response to these adverse conditions, management is continuing to look for financing from various sources, including private placements from investors and institutions. Management believes these efforts will contribute toward funding the Company’s activities until revenue can be earned from future operations or dispositions. In addition, management believes that the net proceeds from private placements, if successful, will be sufficient to meet its working capital and its currently anticipated expenditure levels for the next year. The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining this financing. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and therefore, may be unable to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue operations or be required to sell its assets.

Note 4.  Exploration Stage Company – As discussed in Note 1, the Company’s predecessor was founded on July 20, 2001. The Company is currently in an exploration stage, which is characterized by significant expenditures for the examination and development of exploration opportunities. The Company’s focus for the foreseeable future will continue to be on exploration of its existing mineral property.

Note 5.  Investments – Investments in securities are summarized as follows at and for the years ended December 31, 2007 and 2006.

	Gross	Gross	Gross	Gross
	Unrecognized	Unrecognized	Recognized	Recognized
	Gain	Loss	Gain	Loss	Fair Value
2007
Trading securities:
Common stock	$-	$-	$242,500	$48,576	$374,654

2006
Trading securities:
Common stock	$-	$-	$66,630	$32,967	$207,858

During the year ended December 31, 2006, the Company reclassified its available-for-sale securities to trading securities.  Gross losses recognized in the statement of operations and comprehensive loss as a result of this reclassification were $18,776.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 5.  Investments (continued)

During the year ended December 31, 2006, a security classified as trading securities was written down to its estimated realizable value of $0, because, in the opinion of management, the decline in market value of that security was considered to be other than temporary.  This Company determines the cost of an investment sold based on the specific identification method. The Company recognized a loss of $9,712 during the year ended December 31, 2006, related to this other than temporary decline in value.

Note 6.  Notes Payable – On August 17, 2007, the Company acquired an office condominium in Phoenix, Arizona for approximately $2.4 million. This purchase was financed by issuing an approximate $2.3 million promissory note to the seller. The note bears simple interest at 6.5% and the principal and interest are due on the earlier of December 31, 2007 or 15 days after the Company completes an initial public offering.

On November 8, 2007, the promissory note was amended (i) to change the maturity date of the note to March 31, 2008 or 15 days after the Company completes an initial public offering, (ii) to require the payment of interest accrued through December 31, 2007 on or before January 15, 2008 and (iii) to clarify language in the promissory note under which the seller acknowledges that in the event of default the note is non-recourse to the Company. The Company paid the seller an additional $25,000 at the time of this amendment. Subsequent to December 31, 2007, under the terms of this promissory note, the Company paid the interest accrued on the note of approximately $66,000 plus closing costs and executed a deed returning the property to the original seller. As a result, the original seller cancelled the promissory note. In addition, at December 31, 2007, the Company expensed the $125,000 in down payments that it had made for this property. See Note 12, Subsequent Events.

On January 1, 2007, the Company issued $110,000 convertible notes to certain officers and directors. The notes bear interest at 6% per annum. Principal and interest is payable on December 31, 2007 or at the Company’s election, upon the closing of any financing in which proceeds of at least $1,000,000 are generated. The notes are convertible into the Company’s common stock at $5.00 per share. The Company can elect to repay the notes, without conversion rights, upon the completion of a financing in which the proceeds are at least $2,000,000. On November 1, 2007, the holders of $65,000 of these convertible notes elected to convert their notes plus accrued interest of approximately $3,000 into 13,652 shares of the common stock of the Company.

On March 1, 2007 and May 9, 2007, the Company issued convertible notes totaling $100,000 and $35,000, respectively. These notes bear interest at 10% per annum. The notes are convertible into the common stock of the Company at $5.60 and $7.00 per share, respectively. Principal and interest on these notes is payable one year from the date of issue. On November 15, 2007, the holders of both of these notes elected to convert the notes plus accrued interest of approximately $11,000 into 24,678 shares of the Company’s common stock.

The Company has two notes payable to Ford Credit that are payable in monthly installments totaling $1,763. These notes mature in May and September 2011 and are secured by liens on vehicles. The notes have a balance of $74,848 at December 31, 2007 and an imputed interest rate of 8.25%. The carrying value of the vehicles that serve as collateral is $65,745 on December 31, 2007. The principal balance of these notes at December 31, 2007 is $65,162 net of unamortized discount of $9,686. For the year ended December 31, 2007 the Company recorded amortization of debt discount into interest expense on the statement of operations and comprehensive loss in the amount of $4,769.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 6.  Notes Payable (continued)

Future minimum principal payments for the Company’s debt over the next four years are:

Period ended December 31,	Amount
2008	$2,374,896
2009	20,951
2010	21,054
2011	11,995
2,428,896
Less: Discount	(9,686)
2,419,210
Less: Current portion	(2,370,435)
$48,775

Note 7.  Related Party Transactions – Ralph Kettell, who was founder and former CEO of the Company, and owns approximately 21% of the outstanding stock of the Company, is a member of the Board of Directors of Piedmont Mining Company (“Piedmont”), as is Pete Ingersoll, a former Director of the Company. As of December 31, 2007, the Company owns 1,212,596 shares of Piedmont. During 2007, the Company exercised a warrant to purchase an additional 656,298 shares for $52,504 and sold 100,000 shares.

Certain principals of the Company have been involved in the creation and development of E-VAT, Inc. (“E-VAT”), a start-up company that is developing extractive technologies for use in mining in which non-arsenic-based leaching techniques are employed. The Company provided financing to E-VAT in the amount of $300,000 during each of the years ended December 31, 2007 and 2006, which was expensed as purchased research and development. Based on the results of the research completed, the Company has determined that no additional funding will be provided to E-VAT, Inc.

E-VAT is a significant shareholder of the Company owning 400,000 shares of the Company’s common stock at December 31, 2007 and 2006.  As of December 31, 2007, 60,000 E-VAT shares are held by the Company.  Pete Ingersoll, a former Director of the Company, holds 343,000 shares, Ralph Kettell, former CEO and major shareholder of the Company, holds 575,000 shares, Tom Fudge, former President of the Company, holds 5,000 shares, and a former officer of the Company holds 692,100 shares of E-VAT and is the President of E-VAT. Combined, these shareholdings represent a majority of the outstanding E-VAT shares. The company has determined that E-VAT is a variable interest entity as defined in FASB Interpretation 46(R), Variable Interest Entities. However, the Company was not determined to be the primary beneficiary of E-VAT and, as such, was not consolidated into the Company’s financial statements for the years ended December 31, 2007 and 2006.

Ralph Kettell resigned as CEO of the Company in 2006 and granted a voting proxy for his common stock to Andrew Simpson, the current CFO, with respect to shares over which Mr. Kettell holds voting control. In December 2006, the Company agreed to pay Mr. Kettell severance payments aggregating $40,000 plus one year of health insurance coverage approximating $8,000. At December 31, 2007 and 2006, Mr. Kettell owed the Company $0 and $5,330, respectively, for travel advances.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 7.  Related Party Transactions – (continued)

Nevada Fluorspar, Inc., which is owned by shareholders of the Company as a result of a spin-off during 2005, owed the Company $0 and $85,000, at December 31, 2007 and 2006, respectively as a result of advances made by the Company. During the year ended December 31, 2007, the Company received $80,000 of these advances and wrote-off the remaining $5,000.  The Company’s shareholders, as of the date of the spin-off, became shareholders of Nevada Fluorspar, Inc.  Warrants were issued by the Company during a private placement of its common stock initiated on September 7, 2004, at which time it had previously been decided to form Nevada Fluorspar, Inc.  At the time of the spin-off, it was determined that an equitable treatment of any future receipt of proceeds from the exercise of these warrants should be split between the Company and Nevada Fluorspar, Inc. As a result, the proceeds, if any, resulting from the exercise of these warrants will be split with 62% going to the Company and with 38% going to Nevada Fluorspar, Inc. See Note 9, Stock Based Compensation and Other Equity Transactions and Note 10, Commitments and Contingencies, for further information.

At December 31, 2007, the Company owed director’s fees of approximately $9,200 to two of its directors and had $235 in receivables from two of its directors for their purchase of restricted common stock.

Note 8.  Income Taxes – A reconciliation of the Company’s provision for income tax and the expected tax benefit using the statutory U.S. federal income tax rate is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006

Federal tax benefit of net operating losses	$(2,004,000)	$(873,000)

(Decrease) increase in taxes resulting from:
Permanent differences	2,000	-
State income tax	(443,000)	(193,000)
Increase in valuation allowance	2,445,000	1,066,000

Income tax expense	$-	$-

For the years ended December 31, 2007 and 2006, the Company did not record a tax benefit as the Company fully reserved its deferred tax assets.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 8.  Income Taxes - (continued)

The tax effect of the major items recorded as deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2007	2006
Deferred tax assets
Depreciation	$-	$3,000
Cash basis accounting differences, net	203,000	80,000
Capital loss	2,000	2,000
Share based payments	742,000	237,000
Net operating loss carryforwards	3,152,000	1,272,000
	4,099,000	1,594,000
Deferred tax liabilities
Unrealized gain on trading security	(60,000)	-
	4,039,000	1,594,000
Less: valuation allowance	(4,039,000)	(1,594,000)
Total deferred tax assets	$-	$-

The Company has established a valuation allowance equal to the net deferred tax asset primarily due to the uncertainty in the utilization of net operating loss carryforwards.

For the years ended December 31, 2007 and 2006, the valuation allowance was increased by $2,445,000 and $1,066,000, respectively, to reflect the status of the net operating loss carry forwards and increases in other deferred tax assets in the respective periods.  The deferred tax assets result primarily from net operating loss carry-forwards and cash basis accounting differences.  These assets will reverse upon their utilization against taxable income or upon their statutory expiration.  The Company had federal and state net operating loss carry-forwards of $8,156,000 at December 31, 2007, which expire as follows:

		Net
Federal	State	Operating
Expiration	Expiration	Loss Carryforwards

2024	2009	$618,000
2025	2010	653,000
2026	2011	2,025,000
2027	2012	4,860,000

		$8,156,000

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 9.  Stock Based Compensation and Other Equity Transactions – The Company sponsors a non-qualified stock compensation program (the “Plan”).  Awards under the Plan and their terms are recommended by the Company’s Compensation Committee and approved by the Company’s Board of Directors.  The maximum term of an option is ten years.  The Company is authorized to issue up to 1,600,000 shares under this Plan from its authorized but unissued common shares. Under the Plan, if employment is terminated, an employee may exercise options which have vested within ninety days of the termination date.

Effective January 1, 2006, the Company accounts for stock based compensation using the fair value method of SFAS No. 123(R), Share-Based Payments.  Prior to January 1, 2006, the Company accounted for share based payments under the recognition and measurement provisions of APB 25, and related Interpretations, as permitted by FAS 123.  In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock at the date of grant.

Fair value is determined using the Black-Scholes option pricing model with the following assumptions:

	2007	2006

Risk-free interest rate	4.23% - 4.90%	4.69% - 4.90%
Expected volatility	127% - 131%	56% - 61%
Expected life (in years)	5	2 - 5
Expected dividends	$-	$-

We estimate fair value using the Black-Scholes valuation method. Assumptions used to estimate the compensation expense are determined as follows:

•	Expected term is determined using the contractual term which management believes approximates the actual expected term;
•	Expected volatility is measured using the average historical daily changes in the market price of comparable publicly traded mining companies’ common stock over the expected term of the award;
•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,
•	Forfeitures are based on the history of cancellations of similar awards granted by the Company and management’s analysis of potential forfeitures.

The Company adopted SFAS 123(R) using the modified prospective transition method.  Under this transition method, compensation cost recognized during the year ended December 31, 2006 includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimate in accordance with the original provisions of SFAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  The results for the prior periods have not been restated.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 9.  Stock Based Compensation and Other Equity Transactions - (continued)

During the year ended December 31, 2007, the Company granted 342,875 stock options under the Plan. The grant date fair value of these options was $1,154,835. 211,125 of these options vested immediately and 81,750 of these options will vest on the first anniversary of their issuance between March 3, 2008 and September 28, 2008. 50,000 of the options granted during the year ended December 31, 2007 vest upon the fulfillment of a performance condition by December 31, 2007. The grant date fair value of these options is $23,650. At December 31, 2007, the Company reversed the recognition of the $23,650 expense as the performance condition was not achieved and thus, the options did not vest. In addition, the Company extended the maturity of 480,110 stock options held by seven employees and issued during 2006 by two years and recorded an additional cost of $256,838 during the year ended December 31, 2007.

No options were exercised during the year ended December 31, 2007. Total compensation expense resulting from the Plan for the year was $827,216. The fair value of the options that vested during the year ended December 31, 2007 was $692,380. At December 31, 2007, 81,750 of the Company’s outstanding stock options were not vested, and $438,805 in compensation costs associated with these non-vested options will be recognized between March 3, 2008 and September 28, 2008.

During the year ended December 31, 2006, the Company granted 600,110 stock options under the Plan. The grant date fair value of the options awarded during the year ended December 31, 2006 was $311,893 and the weighted average grant date fair value was $0.52. All of these options vested immediately.  In addition, the terms of stock options awarded on April 21, 2005 and August 3, 2006 were changed so that they became fully vested on December 27, 2006.  The effect of this change was to advance the vesting of 299,333 stock options which would otherwise have vested between April 21, 2007 and August 3, 2013. As a result of this modification, which affected a total of 12 people including board members, members of management and employees, the Company recorded additional compensation expense of $204,239.

Options for 12,000 shares were exercised during the year ended December 31, 2006 and the intrinsic value of these options was $15,000. Total compensation expense resulting from the Plan for the year ended December 31, 2006 was $535,189. The fair value of the options that vested during the year ended December 31, 2006 was $498,933.  At December 31, 2006, all of the Company’s outstanding stock options were vested, and there was no compensation costs yet to be recognized.

The following table summarizes the Company’s option activity under the Plan as of December 31, 2007 and during the year then ended.

Granted Options		Weighted
		Average
		Exercise
	Stock Options	Price
Outstanding, December 31, 2006	1,148,110	$2.26
Exercised	-	-
Granted	342,875	7.73
Forfeited	(150,000)	(6.17)
Outstanding, December 31, 2007	1,340,985	$3.22

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 9.  Stock Based Compensation and Other Equity Transactions - (continued)

The following table summarizes the status of the Company’s non-vested options at December 31, 2007 and changes during the year then ended.

Non-Vested Options		Weighted
		Average
		Grant Date
	Stock Options	Fair Value
Non-vested options, December 31, 2006	$-	$-
Granted	342,875	3.37
Vested	(211,125)	3.28
Forfeited	(50,000)	(0.47)
Non-vested options, December 31, 2007	$81,750	$5.37

If the options are exercised, the Company will issue stock from shares authorized but unissued.  The following table summarizes information and terms of the options outstanding and exercisable:

As of December 31, 2007
Options Outstanding				Options Exercisable
		Weighted			Weighted
		Average			Average
		Remaining	Weighted		Remaining	Weighted
Range of		Contractual	Average		Contractual	Average
Exercise	Number of	Life (in	Exercise	Number of	Life (in	Exercise
Prices	Shares	years)	Price	Shares	years)	Price

$ 1.25 - 7.00	1,340,985	3.84	$3.22	1,259,235	3.80	$2.97

At December 31, 2007, the intrinsic value of the Company’s stock options is nil as there is no trading market for its common stock.

Contingent Stock Grants – During the year ended December 31, 2007, no contingent stock grants were made. However, during 2007 the Company had recognized compensation expense of $402,857 from the issuance of previously issued contingent stock grants. As the performance condition associated with these contingent stock grants was not achieved these options did not vest. Therefore, as of December 31, 2007, the compensation expense associated with these contingent stock grants was reversed.

During the year ended December 31, 2006, the Company granted 188,000 shares of its common stock to officers and directors contingent on the stock trading in a public market during 2007 at a price of $7.50 per share or more. The fair value of this contingently issuable common stock on the date of issue, December 18, 2006, was $470,000. For the year ended December 31, 2006, the Company recognized compensation expense of $22,381 from the issuance of these contingent stock grants.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 9.  Stock Based Compensation and Other Equity Transactions (continued)

Warrants – During the year ended December 31, 2007, the Company issued 100,800 warrants. The Company issued 20,000 warrants with an exercise price of $3.25 that expire on January 10, 2010 to non-employees as compensation for services. The Company issued 22,000 warrants with an exercise price of $7.00 that expire on July 2, 2012 to non-employees for services. The Company recognized general and administrative expense of $159,766 for the issuance of these 42,000 warrants. In addition, the Company issued 58,800 warrants with an exercise price of $7.00 that expire on July 16, 2010 as compensation for marketing efforts on the private placement that closed on July 16, 2007. In January 2007, the Company extended the expiration date of 908,280 warrants issued during 2004 and 2005 to May 15, 2008. These warrants originally expired two years from the date of issue and have an exercise price of $1.75 per share.

During the year ended December 31, 2006, the Company issued 48,400 warrants. The Company issued 38,400 warrants with an exercise price of $3.00 per share that expire on July 15, 2008 to non-employees as compensation for marketing efforts. The Company also issued 10,000 warrants with an exercise price of $3.25 per share that expire December 27, 2009 to a non-employee for services.

During the year ended December 31, 2005, the Company issued 28,160 warrants to holders who purchased the Company’s common stock in a private placement initiated on September 7, 2004.  These warrants entitle the holder to purchase one share of the Company’s common stock at a price of $1.75 per share and expire two years from the date of issue.  In January 2007, the Company extended the expiration date of these warrants until May 15, 2008.

The following table summarizes information and terms of warrants outstanding at December 31, 2007.

Warrants Outstanding at December 31, 2007
Weighted
Average
		Remaining	Weighted
Range of		Contractual	Average
Exercise	Number of	Life	Exercise
Prices	Shares	(in years)	Price

$ 1.75 – 12.00	1,097,480	0.86	$2.50

Contingent Warrants - The Company issued 20,000 contingent warrants with an exercise price of $7.00 per share to a former officer that expire on December 28, 2010. The exercise of these warrants is contingent on the Company raising at least $2 million in a private placement prior to December 28, 2010. The Company issued an additional 20,000 contingent warrants to the same individual that expire on December 28, 2010. The exercise of these warrants prior to their expiration is contingent on either the Company’s (i) privately placing its common stock at a price of $12 per share or (ii) completing a public offering of its common stock at a trading price of at least $12 per share with gross cash proceeds of at least $5,000,000. The Company recognized no general and administrative expense associated with these contingent warrants during the year ended December 31, 2007 as they are subject to a performance condition and a market condition and such expense, if any, will be recognized when the performance condition is met.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 9.  Stock Based Compensation and Other Equity Transactions (continued)

Preferred Stock – The Company has authorized 50,000,000 shares of $0.001 par value, preferred stock.  At December 31, 2007 and 2006, there were no shares of preferred stock issued and outstanding.  The pertinent rights and privileges of the authorized preferred stock is at the discretion of the Company’s Board of Directors.

Restricted Stock – During the year ended December 31, 2007, the Company issued 308,000 shares of restricted stock to its Directors. This restricted stock has a purchase price of $0.001 per share and will vest over a three year period. For the year ended December 31, 2007, the Company recorded general and administrative expense of $62,322 from the issuance of this restricted stock.

On December 28, 2007, the Company issued 60,000 shares of restricted stock to a former officer. This restricted stock has a purchase price of $0.001 per share and will vest on the completion of certain financing transactions. The expense associated with this award is subject to a performance condition which must be met prior to December 28, 2010.

Common Stock – The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.  Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.  The Company has not declared or paid any dividends since its inception and has no plans to do so in the future.

On January 11, 2007, the Company issued 100,000 shares of common stock to an investment banker for services associated with the private placement of the Company’s common stock and for other financial services. For the year ended December 31, 2007, the Company recorded general and administrative expense of $325,000 from the issuance of this common stock.

On July 16, 2007, the Company closed a private placement of 840,000 shares of common stock at a price of $7.00 per share. The Company received $5,367,946 in sales proceeds from this offering, net of sales commissions and other expenses of $411,600.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 9.  Stock Based Compensation and Other Equity Transactions (continued)

Supplementary Stockholders' Equity Information

	Number of
	Shares of	Cash Price	Value Assigned
	Common	Per Share	Per Share
	Stock	Received	For Services
Conversion from LLC to C Corporation (1)	5,000,000	$0.013 - $0.02	$-
Issuance of common stock for services (2)	485,000	-	$0.50
Private placement of common stock (3)	205,000	$0.50	-
Private placement of common stock (4)	839,000	$1.25	-
Issuance of common stock for services (5)	49,280	-	$1.25
Balance, December 31, 2004	6,578,280
Private placement of common stock (6)	20,000	$1.25	-
Private placement of common stock (7)	65,200	$2.50	-
Exercise of stock options (8)	80,000	$1.25	-
Balance, December 31, 2005	6,743,480
Exercise of stock options (9)	12,000	$1.25	-
Private placement of common stock (10)	907,000	$2.50	-
Issuance of common stock for services (11)	45,940	-	$2.50
Balance, December 31, 2006	7,708,420
Private placement of common stock (12)	10,000	$2.50	-
Private placement of common stock (13)	840,000	$7.00	-
Issuance of common stock for services (14)	120,660	-	$2.50 - $7.00
Note payable conversion (15)	38,330	$5.00	-
Issuance of restricted stock for services (16)	368,000	-	$7.00
Balance, December 31, 2007	9,085,410

(1)
On June 1, 2004, the Company converted from an LLC to a C corporation and issued 5,000,000 shares of common stock for LLC members’ cash contributions of $83,315. 2,500,000 common shares were issued at $0.013326 per share and 2,500,000 common shares were issued at $0.02 per share.

(2)	On June 1, 2004, the Company issued 285,000 shares of common stock at $0.50 per share for directors’ fees and 200,000 shares of common stock for consulting services.
(3)	On June 1, 2004, the Company completed a private placement of 205,000 shares of common stock at a price of $0.50 per share.
(4)	At December 31, 2004, the Company had sold 839,000 shares of common stock at $1.25 per share in a private placement that commenced on October 29, 2004 and subsequently closed on April 5, 2005.
(5)	At December 31, 2004, the Company issued 49,280 shares of common stock as sales commissions for the private placement that commenced on October 29, 2004.
(6)	On April 5, 2005, the Company completed the private placement initiated on October 29, 2004 and sold an additional 20,000 shares of common stock at $1.25 per share.
(7)	At December 31, 2005, the Company had sold 65,200 shares of common stock at a price of $2.50 per share in a private placement that commenced on October 11, 2005.
(8)	On November 15, 2005, a holder exercised 80,000 stock options issued on April 21, 2005 at an exercise price of $1.25 per share.
(9)	On January 12, 2006, a holder exercised 12,000 stock options issued on April 21, 2005 at an exercise price of $1.25 per share.
(10)	On November 14, 2006, the Company completed a private placement of common stock that commenced on January 20, 2006 selling 907,000 shares of common stock at a price of $2.50 per share.
(11)	At December 31, 2006, the Company issued 45,940 shares of common stock valued at $2.50 per share as sales commissions for the private placement that closed on November 14, 2006.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 9. Stock Based Compensation and Other Equity Transactions (continued)

(12)
On May 3, 2007, the Company issued 10,000 shares of common stock at a price of $2.50 to a subscriber to the private placement that closed on November 14, 2006 who had inadvertently failed to pay the subscription price.

(13)	On July 16, 2007, the Company closed a private placement for 840,000 shares of common stock at a price of $7.00 per share.
(14)	During the year ended December 31, 2007, the Company issued the following common shares for services as follows:
a.     On January 11, 2007, the Company issued 100,000 shares of common stock valued at $3.25 per share for financial advisory and consulting services.
b.     On February 22, 2007, the Company issued 10,000 shares of common stock valued at $2.40 per share to an employee as compensation expense for services which were accrued as of December 31, 2006.
c.     On March 8, 2007, the Company issued 3,060 shares of common stock valued at $2.50 per share as an adjustment of sales commissions associated with the private placement that closed on November 14, 2006.
d.     On July 2, 2007, the Company issued 5,600 shares of common stock valued at $5.00 per share to employees as compensation expense for services completed on April 30, 2007.
e.     On July 2, 2007, the Company issued 2,000 shares of common stock valued at $7.00 per share as sales commissions associated with the private placement that closed on July 16, 2007.
(15)
On November 1, 2007, the Company issued 38,330 shares of common stock ranging from $5.00 to $7.00 per share in conversion of principal and interest on convertible notes which were issued on January 1, 2007. See Note 6 Notes Payable.

(16)
On November 16, 2007, the Company issued 133,000 restricted shares of common stock valued at $7.00 per share to a director for services. On December 12, 2007, the Company issued 175,000 restricted shares of common stock valued at $7.00 to directors for services. On December 27, 2007, the Company issued 60,000 restricted shares of common stock valued at $7.00 per share to a former officer. See Note 11 Commitments and Contingencies.

Note 10. Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity – The estimated fair values of the Company’s financial instruments are as follows as of December 31, 2007 and 2006:

	2007		2006
			(as restated, see Note 2)
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Cash and cash equivalents	$825,908	$825,908	$141,874	$141,874
Certificates of deposit	507,822	507,822	-	-
Trading securities	374,654	374,654	207,858	207,858
Receivables from related parties	235	235	90,330	90,330
Receivable - other	10,607	10,607	31,497	31,497
Deposits	7,065	7,065	-	-
Prepaid expenses	142,873	142,873	7,673	7,673
Accounts payable	308,729	308,729	129,813	129,813
Accrued expenses	359,656	359,656	128,231	128,231
Current portion of notes payable	2,325,435	2,325,435	6,731	6,731
Convertible note payable - related party	45,000	45,000	-	-

The Company determined the estimated fair value amounts by using available market information where applicable and historical cost where market information is not available. The Company believes that the use of historical cost as an estimate for fair value is appropriate considering the current classification of the assets and liabilities which are so valued.  However, considerable judgment is required in interpreting market data to develop the estimates of fair value.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 10. Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity (continued)

Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and estimation methodologies may have a material effect on the estimated fair value.

Note 11.  Commitments and Contingencies – The Company granted 908,280 warrants during fiscal years 2004 and 2005 with an expiration date 3 years from the date of issuance and an exercise price of $1.75 per share of common stock. As mentioned in Note 9, Stock Based Compensation and Other Equity Transactions, the Company extended the expiration date on all of these warrants until May 15, 2008. If all of these warrants are exercised, the Company will be obligated to pay Nevada Fluorspar, Inc. 38% of the proceeds or a total of approximately $604,000 (see Note 7, Related Party Transactions).

The Company leases office space from third parties for total monthly rent payments of $7,787 per month and under leasing agreements with no more than three year terms.  The minimum future lease payments for 2008, 2009 and 2010 are $55,604, $26,964 and $17,976. Rent expense under these lease agreements for the years ended December 31, 2007 and 2006 was $35,751 and $17,800 respectively.  There are no leases with related parties.

In November 2007, two of the Company’s directors resigned and joined the Company’s advisory board. The Company will pay these former directors for consulting services $7,500 per month for one year. After March 31, 2008, this amount will decrease to $3,000 per month. During the year ended December 31, 2007, the Company paid these former directors $7,500. During 2008, the Company will pay these directors $82,500 if certain financing transactions are completed and $46,500 if these financing transactions are not completed.

On December 28, 2007, the Company’s former President and CEO resigned.  The Company will compensate this individual as follows:
(i)	Separation fees and allowances of $127,000 in 2008.
(ii)	60,000 shares of restricted common stock will be issued which will vest on the completion of certain financing transactions.
(iii)
Contingent on the completion of certain financing transactions, 20,000 three year warrants with an exercise price of $7 per share and 20,000 three year warrants with an exercise price of $12 per share will vest for this individual.

(iv)
If the Company completes a successful private placement within six months, a bonus of as much as $125,000 may be earned. In addition, if the Company completes a public offering within the next 12 months, a bonus of as much as $225,000 may be earned.

During the fourth quarter of 2007, the Company entered into agreements with three individuals who will serve on the Company’s board of directors. Terms of these agreements are as follows:
(i)	The Company will pay aggregate directors’ fees of $295,000, annually.
(ii)	The Company issued a total of 308,000 restricted shares of its common stock to these directors with a purchase price of $0.001 per share that will vest over a three-year period.
(iii)	The Company has entered into indemnification agreements with these directors under which it will indemnify the directors during their service to the Company.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 11.  Commitments and Contingencies – (continued)

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of such officer’s or director’s service to the Company. The Company’s obligations under this indemnification remain in force for as long as the officers and directors serve the Company and thereafter as long as they are subject to any possible proceedings by reason of such service. However, the Company has obtained directors and officers liability insurance policies that enable it to recover a portion of any future amounts paid up to its policy limits. As a result of its insurance policy coverage and no current or expected litigation against the Company’s officers and directors, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2007.

At December 31, 2007, the Company has employment agreements with four of its officers. Two of these officers have employment agreements which provide for monthly payments for a period of one year equal to their salary following their termination without cause or in the event that the Company experiences a change of control. These agreements renew automatically for a period of one year on their anniversary date unless the Company elects to change the agreement in the sixty days prior to their anniversary dates. At December 31, 2007, if these agreements became operative, the Company would be obligated to pay these officers $285,000.

The Company has employment agreements with two of its officers which provide for monthly payments equal to their salary for a period of two years following their termination without cause or in the event that the Company experiences a change of control. These agreements renew automatically for a period of one year on their anniversary date unless the Company elects to change the agreement in the sixty days prior to their anniversary dates. At December 31, 2007, if these agreements became operative, the Company would be obligated to pay these officers $258,000 for each of the next two years ended December 31, 2008 and 2009.

In addition to the terms discussed above, each of these four employment agreements provides that in the event of termination without cause or a change of control, any outstanding but unvested stock options held by these four officers would vest immediately. At December 31, 2007, if these employment agreements became effective, 67,500 unvested stock options would vest immediately.

On May 24, 2007, the Company notified participants in the private placement of common stock dated September 15, 2005, that it would be willing to offer rescission of the purchase price of the shares they purchased in that offering, in order to forestall possible claims that such former private placement might have omitted material information.  The total shares in that offering were 1,021,200 common shares acquired at a price of $2.50.  Of those shares, the Company could not confirm delivery of the notice to investors in that private placement holding an aggregate of 51,040 shares ($127,600 in original purchase price).  One investor indicated the desire to rescind the investment in 5,000 shares for the price of $12,500 (plus interest).

Note 12.  Subsequent Events – Since December 31, 2007 the following events have occurred:

On January 23, 2008, under the terms of an amendment to the $2.3 million promissory note dated November 8, 2007, the Company transferred its ownership interest in an office building back to the holder of the promissory note in return for the cancellation of the note and the payment of approximately $66,000 in accrued interest plus closing costs.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 12.  Subsequent Events (continued)

On March 13, 2008, the Company issued a convertible note for $150,000. This note bears interest at 10% per annum and matures of March 13, 2009. The note is convertible into the common stock of the Company at the lesser of (i) $7.00 or (ii) the lowest purchase price per share paid for the Company’s common stock in any financing entered into prior to the conversion of this note. Principal and interest on these notes is payable one year from the date of issue.

On April 23, 2008, the Company issued a convertible note for $200,000. This note bears interest at 10% per annum and matures of March 29, 2009. The note is convertible into the common stock of the Company at the lesser of (i) $7.00 or (ii) the lowest purchase price per share paid for the Company’s common stock in any financing entered into prior to the conversion of this note. Principal and interest on these notes is payable one year from the date of issue.

CONCENTRIC ENERGY CORPORATION
(An Exploration Stage Company)

UNAUDITED CONDENSED FINANCIAL STATEMENTS

For The Nine Months Ended
September 30, 2008 and 2007

Concentric Energy Corporation
(An Exploration Stage Company)
Condensed Consolidated Balance Sheets

ASSETS

	September 30,
	2008	December 31,
	(Unaudited)	2007
Current Assets:
Cash and cash equivalents	$220,103	$825,908
Certificates of deposit	-	507,822
Trading securities	75,223	374,654
Receivables from related parties	10,795	235
Receivable - other	10,617	10,607
Deposits	1,315	7,065
Prepaid expenses	55,911	142,873
Asset held for sale	-	2,309,048

Total current assets	373,964	4,178,212

Property and equipment:
Mineral rights	100,000	100,000
Leasehold improvements	13,044	13,044
Office equipment	48,150	44,335
Field equipment	35,469	35,469
Vehicles	148,531	148,531

	345,194	341,379

Less: accumulated depreciation	(94,726)	(59,073)

Total property and equipment, net	250,468	282,306

Deposits	1,991	1,991

Total assets	$626,423	$4,462,509

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Condensed Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30,
	2008	December 31,
	(Unaudited)	2007
Current liabilities:
Accounts payable	$198,985	$308,729
Accrued expenses	190,546	359,656
Current portion of notes payable	17,429	2,325,435
Convertible note payable-related parties	-	45,000

Total current liabilities	406,960	3,038,820

Notes payable - long-term portion	35,570	48,775

Total liabilities	442,530	3,087,595

Commitments and contingencies

Stockholders' Equity
Preferred stock; $0.001 par value; 50,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 150,000,000 shares
authorized; 9,745,378 and 9,085,410 issued and outstanding at
September 30, 2008 and December 31, 2007, respectively	9,745	9,085
Additional paid-in capital	14,641,143	11,919,947
Deficit accumulated during exploration stage	(14,466,995)	(10,554,118)

Total stockholders' equity	183,893	1,374,914

Total liabilities and stockholders' equity	$626,423	$4,462,509

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

			Inception
	Nine Months Ended September 30,		(July 20, 2001) to
			September 30,
	2008	2007	2008

Revenue	$-	$-	$-

Operating expenses:
General and administrative	3,340,559	3,883,797	11,576,241
Geological and geophysical costs	381,080	303,442	2,734,717
Total operating expenses	3,721,639	4,187,239	14,310,958

Loss from operations	(3,721,639)	(4,187,239)	(14,310,958)

Other income (expense):
Interest income	4,628	35,412	65,320
Interest expense	(19,826)	(33,962)	(124,136)
Gain (Loss) on investments	(181,515)	43,844	59,848
Recognized loss on transfer of securities from available-for-sale to trading	-	-	(18,776)
Loss on disposal of fixed assets	-	-	(147,322)
Other income (expense)	5,475	(27,569)	9,029
Total other income (expense)	(191,238)	17,725	(156,037)

Net Loss	$(3,912,877)	$(4,169,514)	$(14,466,995)

Net loss per share
Basic and diluted	$(0.42)	$(0.52)	$(2.21)

Weighted average number of common shares - basic and diluted	9,342,658	8,080,641	6,538,170

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Condensed Consolidated Statements of Stockholders’ Equity
For the Period from Inception (July 20, 2001) to September 30, 2008

	Common	Members'	Common	Paid-in	Comprehensive	Exploration	Total
	Stock	Equity	Stock	Capital	Loss	Stage	Equity
Members' contributions inception,
July 20, 2001 to December 31, 2003	-	$71,315	$-	$-	$-	$-	$71,315
Net loss inception, July 20, 2001, to
December 31, 2003	-	(111,066)	-	-	-	-	(111,066)
Balance, December 31, 2003	-	(39,751)	-	-	-	-	(39,751)
Members' contributions	-	12,000	-	-	-	-	12,000
Conversion from LLC to C Corporation
on June 1, 2004	5,000,000	27,751	5,000	78,315	-	(111,066)	-
Issuance of common stock for services	534,280	-	534	303,566	-	-	304,100
Sale of common stock, net	1,044,000	-	1,044	1,088,606	-	-	1,089,650
Net loss	-	-	-	-	-	(608,638)	(608,638)
Balance, December 31, 2004	6,578,280	-	6,578	1,470,487	-	(719,704)	757,361
Sale of common stock, net	85,200	-	85	187,915	-	-	188,000
Issuance of stock options	-	-	-	33,880	-	-	33,880
Exercise of stock options	80,000	-	80	99,920	-	-	100,000
Net loss	-	-	-	-	-	(736,945)	(736,945)
Other comprehensive loss	-	-	-	-	(18,776)	-	(18,776)
Balance, December 31, 2005	6,743,480	-	6,743	1,792,202	(18,776)	(1,456,649)	323,520
Sale of common stock, net	907,000	-	907	2,176,743	-	-	2,177,650
Issuance of common stock for services	45,940	-	46	137,185	-	-	137,231
Exercise of stock options	12,000	-	12	14,988	-	-	15,000
Issuance of stock options for services	-	-	-	535,189	-	-	535,189
Net loss	-	-	-	-	-	(2,808,964)	(2,808,964)
Other comprehensive income	-	-	-	-	18,776	-	18,776
Balance, December 31, 2006	7,708,420	-	7,708	4,656,307	-	(4,265,613)	398,402
Sale of common stock, net	850,000	-	850	5,367,096	-	-	5,367,946
Issuance of common stock for services	120,660	-	121	376,879	-	-	377,000
Issuance of restricted stock for services	368,000	-	368	61,954	-	-	62,322
Issuance of stock options for services	-	-	-	827,216	-	-	827,216
Extension of expiry of previously
issued stock options	-	-	-	256,838	-	-	256,838
Issuance of warrants for services	-	-	-	159,776	-	-	159,776
Conversion of notes payable	38,330	-	38	213,881	-	-	213,919
Net loss	-	-	-	-	-	(6,288,505)	(6,288,505)
Balance, December 31, 2007	9,085,410	-	9,085	11,919,947	-	(10,554,118)	1,374,914
Amortization of restricted stock for services (unaudited)	-	-	-	537,447	-	-	537,447
Conversion of options to warrants (unaudited)	-	-	-	166,060	-	-	166,060
Amortization of stock options (unaudited)	-	-	-	144,997	-	-	144,997
Sale of common stock, net (unaudited)	541,666	-	542	1,401,870	-	-	1,402,412
Conversion of notes payable (unaudited)	118,302	-	118	354,668	-	-	354,786
Issuance of warrants for services (unaudited)	-	-	-	116,154	-	-	116,154
Net loss (unaudited)	-	-	-	-	-	(3,912,877)	(3,912,877)
Balance, September 30, 2008 (unaudited)	9,745,378	$-	$9,745	$14,641,143	$-	$(14,466,995)	$183,893

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine	Nine	Inception
	Months Ended	Months Ended	(July 20, 2001) to
	September 30,	September 30,	September 30,
	2008	2007	2008
Cash Flows from Operating Activities
Net loss	$(3,912,877)	$(4,169,514)	$(14,466,995)
Adjustments to reconcile net loss to net
cash used in operating activities
Depreciation and amortization	35,653	39,805	130,919
Recognized loss from the transfer from available-for-sale
securities to trading securities	-	-	18,776
Recognized (gain) loss on investments	181,515	(43,844)	(59,848)
Amortization of stock options issued for services	144,997	993,297	1,541,282
Extension of expiry of previously issued stock options	-	-	256,838
Conversion of stock options to warrants	166,060	-	166,060
Issuance of restricted stock for services	537,447	-	599,769
Issuance of stock for services	-	364,000	818,331
Issuance of warrants for services	116,154	169,059	275,930
Loss on sale of fixed assets	-	33,655	147,322
Amortization of debt discount	-	3,223	5,697
Interest paid through conversion to stock	4,786	-	18,705
Changes in assets and liabilities
Trading securities	117,916	36,798	100,044
Receivables from related parties	(10,560)	90,330	(10,795)
Receivable - other	(10)	23,901	(10,617)
Prepaid expenses	86,962	7,673	(55,911)
Deposits	5,750	920	(3,306)
Acccounts payable	(109,744)	73,029	198,985
Accrued liabilities	(169,110)	20,949	190,546
Net cash used in operating activities	(2,805,061)	(2,356,719)	(10,138,268)
Cash Flows from Investing Activities
Purchase of fixed assets	(3,815)	(210,923)	(350,521)
Purchase of mineral rights	-	-	(100,000)
(Purchase)/Redemption of certificates of deposit	507,822	(501,674)	-
Purchase of available-for-sale securities	-	-	(134,195)
Net cash provided (used) by investing activities	504,007	(712,597)	(584,716)
Cash Flows from Financing Activities
Net proceeds from the sale of common stock/member contributions	1,402,412	5,367,946	10,308,973
Exercise of stock options	-	-	115,000
Proceeds from notes payable	350,000	135,000	641,326
Proceeds from notes payable - related parties	-	110,000	-
Repayment of notes payable	(57,163)	(10,892)	(122,212)
Net cash provided by financing activities	1,695,249	5,602,054	10,943,087
Net increase (decrease) in cash and cash equivalents	(605,805)	2,532,738	220,103
Cash and cash equivalents at beginning of period	825,908	141,874	-
Cash and cash equivalents at end of period	$220,103	$2,674,612	$220,103
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$71,819	$30,739	$97,874
Cash paid during the period for income taxes	$-	$-	$-
Non-Cash Investing and Financing Activities
Purchase of a vehicle with a note payable	$-	$39,195	$78,188
Conversion of debt to equity	$350,000	$-	$550,000
Resale of a building and extinguishment of a note payable	$2,309,048	$-	$2,309,048
Purchase of a building with a note payable	$-	$2,309,048	$2,309,048
Transfer of investments from available-for-sale to trading	$-	$-	$110,419
Unrecognized loss on available-for-sale investments	$-	$-	$18,776

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1.  Nature of Business and Significant Accounting Policies

Nature of Business – Concentric Energy Corporation was incorporated on June 1, 2004 under the laws of the State of Nevada and is currently an exploration stage company and does not have any mining operations which generate revenue or profit. The Company is the successor to Concentric Energy, LLC which was founded on July 20, 2001 under the laws of the State of Nevada and converted to a corporate form on June 1, 2004. The Company is currently conducting advanced exploration operations for uranium on one property in Arizona through its wholly owned subsidiary, Anderson Mining Company. Anderson Mining Company was incorporated under the laws of the State of Arizona on June 23, 2006. The generation of revenue from its mining operations is dependent on the existence of economically recoverable reserves at its uranium property, and the ability of Concentric Energy Corporation to obtain the financing to complete the development of such reserves and meet its obligations under various agreements.

Basis of Presentation – The condensed consolidated financial statements included herein have been prepared by Concentric Energy Corporation without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and should be read in conjunction with our annual audited financial statements for the year ended December 31, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures which are made are adequate to make the information presented not misleading. The condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at September 30, 2008 and the results of operations and cash flows for the periods presented.

Interim results are subject to significant variations and the results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the full year.

Basis of Consolidation – The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Anderson Mining Company (collectively, the “Company”). All significant intercompany accounts and transactions, if any, have been eliminated in consolidation.

Property and Equipment – Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property will be capitalized as incurred and will be amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable reserve quantities from proven and probable reserves. Major development costs incurred after the commencement of production will be capitalized and amortized using the UOP method.

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities and equipment.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1.  Nature of Business and Significant Accounting Policies – (continued)

Reclamation Obligations - The Company has engaged in exploration activities on its uranium property which consist of the drilling of a limited number of test wells to confirm previously acquired geologic and geophysical data. At September 30, 2008 and December 31, 2007, the Company has accrued no costs for any reclamation obligations relating to its mineral properties because of the limited scope of these operations and management’s estimate that no material reclamation costs have been incurred.

Net Loss Per Share – Basic net loss per common share is computed by dividing net loss available to common stockholders for the period by the weighted average number of common shares of stock outstanding during the period.

At September 30, 2008 and 2007, there were outstanding potentially dilutive securities as follows:

	2008	2007

Options	954,625	1,490,985

Warrants	2,376,286	1,057,480

Contingent stock	-	188,000

Convertible notes	-	47,086
Total potentially dilutive securities	3,330,911	2,783,551

For the nine months ended September 30, 2008 and 2007, the above listed potentially dilutive securities were not included in the determination of diluted net loss per share as their effect was anti-dilutive.

Income Taxes – The Company provides for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established, if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The Company has realized significant losses since inception and, as an exploration stage company, is dependent on the existence of economically recoverable reserves at its uranium property. As a result of these losses the Company has recorded no income tax benefit for the periods ended September 30, 2008 and 2007. All of the tax benefits of net operating loss carryforwards and other temporary differences have been fully reserved at September 30, 2008 and December 31, 2007.

Fair Value Measurements - The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1. Nature of Business and Significant Accounting Policies – (continued)

This statement also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels as follows:  (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly in active markets; and (Level 3) unobservable inputs in which there is little or no market data available.

The Company’s assets carried at fair value measured on a recurring basis are as follows at September 30, 2008:

At and For the Nine Months Ended September 30, 2008
Trading securities	$75,223
Quoted prices in active market for identical securities (Level 1)	$75,223
Significant other observable inputs (Level 2)	$-
Significant unobservable inputs (Level 3)	$-
Total losses attributable to net unrealized gains or losses included in Other Income or Expense	$124,786

The Company determines the fair value of trading securities based upon quoted market prices of identical securities supplied by national securities exchanges. Total realized and unrealized losses of $181,515 include unrealized losses of $124,876. The unrealized losses are included in Gain (Loss) on investments on the condensed consolidated statement of operations for the nine months ended September 30, 2008.

Effective January 1, 2008, the Company also adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option of Financial Assets and Financial Liabilities – including an Amendment of Statement of Financial Accounting Standards No. 115” (“SFAS 159”), which allows an entity to choose to measure certain financial instruments and liabilities at fair value on a contract by contract basis.  At September 30, 2008 the Company did not elect such option for its financial instruments and liabilities.  As such, the adoption of SFAS 159 had no impact on our consolidated results of operations or financial position at September 30, 2008.

Recent Accounting Pronouncements – With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the nine months ended September 30, 2008, that are of significance, or potential significance, to us.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1.  Nature of Business and Significant Accounting Policies – (continued)

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations” (“SFAS 141(R)”). This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The Statement’s scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting—the acquisition method—to all transactions and events in which one entity obtains control over one or more other businesses, this Statement improves the comparability of the information about business combinations provided in financial reports.

The provisions of SFAS 141(R) are effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of adopting SFAS 141(R), but as the Company has had no acquisitions, we do not expect that adopting SFAS 141(R) will have a material impact on our consolidated results of operations and financial position.

In December 2007, the FASB issued FASB Statement No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS 160”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also changes the way the consolidated income statement is presented. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of SFAS 160, but as the Company has no noncontrolling interests, we do not expect it to have a material impact on our consolidated results of operations and financial position.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB No. 133” (“SFAS 161”). This Statement requires enhanced disclosures about an entity’s derivative and hedging activities. The provisions of SFAS 161 are effective for years beginning after November 15, 2008. We are currently evaluating the impact of SFAS 161, but as the Company has no derivative instruments and has engaged in no hedging activities, we do not expect it to have a material impact on our consolidated results of operations and financial position.

In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This Statement identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernment entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We are currently evaluating the impact of SFAS 162, but we do not expect that it will have a material impact on our consolidated results of operations and financial position.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 2.  Going Concern

The Company has incurred losses since inception and requires additional funds for further exploration activities. The Company is an exploration stage company, exploring one mineral property, but not yet generating any revenue from that property. In addition, the Company may not find economically recoverable reserves. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern.

In response to these financial difficulties, management is continuing to pursue financing from various sources, including private placements from investors and institutions. Management believes these efforts will contribute toward funding the Company’s activities until revenue can be earned from future operations or dispositions. Management believes that the net proceeds from private placements, if successful, will be sufficient to meet its working capital and its currently anticipated expenditure levels for the next year.

The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining this financing. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and therefore, may be unable to continue as a going concern.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue operations or be required to sell its assets.

Note 3.  Related Party Transactions

During January 2007, the Company issued convertible notes to certain officers and directors of the Company. These notes were converted to common stock of the company in November 2007.

Note 4.  Stock Based Compensation and Other Equity Transactions

The Company sponsors a non-qualified stock compensation program (the “Plan”).  Awards under the Plan and their terms are recommended and approved by the Company’s Board of Directors.  The maximum term of an option is ten years.  Under the Plan, if employment is terminated, an employee may exercise options which have vested within ninety days of the termination date.

During the nine months ended September 30, 2008, the Company did not grant any stock options under the Plan.

No options were exercised during the nine months ended September 30, 2008. Total compensation expense resulting from the Plan for the nine months ended September 30, 2008 was $144,997. At September 30, 2008, all of the Company’s outstanding stock options were vested.

During the nine months ended September 30, 2008, the Company converted 48,860 stock options issued to former employees and consultants to warrants and recognized compensation expense of $166,060.  During the nine months ended September 30, 2007, the Company granted 342,875 stock options under the Plan. The grant date fair value of these options was $1,154,835. 211,125 of these options vested immediately. 81,750 of these options were not vested at September 30, 2007 and vested over the period ending on September 28, 2008. 50,000 of these options were contingent options which expired on December 31, 2007 as the performance condition associated with this award was not met.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 4.  Stock Based Compensation and Other Equity Transactions – (continued)

No options were exercised during the period ended September 30, 2007. Total compensation expense resulting from the Plan for the nine months ended September 30, 2007 was $735,836.  During the nine months ended September 30, 2007, the Company extended the expiry of stock options previously issued from 3 years to 5 years. The Company recognized compensation expense associated with the extension of $257,461.

The following table summarizes the Company’s option activity under the Plan for the nine months ended September 30, 2008.

Options Outstanding		Weighted
		Average
		Exercise
	Stock Options	Price
Outstanding, December 31, 2007	1,340,985	$3.22
Exercised	-	-
Forfeited or converted	(386,360)	3.81
Granted	-	-
Outstanding, September 30, 2008	954,625	$2.98

If the options are exercised, the Company will issue stock from shares authorized but unissued.  The following table summarizes information and terms of the options outstanding and exercisable:

As of September 30, 2008
Options Outstanding				Options Exercisable
		Weighted			Weighted
		Average			Average
		Remaining	Weighted		Remaining	Weighted
Range of		Contractual	Average		Contractual	Average
Exercise	Number of	Life (in	Exercise	Number of	Life (in	Exercise
Prices	Shares	years)	Price	Shares	years)	Price

$1.25 -$7.00	954,625	2.99	$2.98	954,625	2.99	$2.98

At September 30, 2008, the intrinsic value of the Company’s stock options is nil as there is no trading market for its common stock.

Warrants – During the nine months ended September 30, 2008, the Company issued 1,278,806 warrants, with exercise prices ranging from $3.00 to 7.00 per share. These warrants expire from July 15, 2010 to January 22, 2013. 1,144,946 of these warrants were issued in conjunction with the sale of common stock, as discussed below. 48,860 of these warrants were issued when the Company converted certain stock options to warrants. The Company recognized general and administrative expense of $166,060 for the nine month period ended September 30, 2008 in connection with the issuance of these warrants. 85,000 of these warrants were issued as compensation for services during the nine months ended September 30, 2008 and the Company recognized general and administrative expense of $116,154 for the nine months ended September 30, 2008 in connection with the issuance of these warrants.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 4.  Stock Based Compensation and Other Equity Transactions – (continued)

In May 2008, the Company extended the expiration date of 908,280 warrants issued during 2004 and 2005 to November 30, 2008. These warrants originally expired two years from the date of issue, had previously had their expiration date extended until May 15, 2007 and have an exercise price of $1.75 per share.

During the nine months ended September 30, 2007, the Company issued 42,000 warrants with  exercise prices ranging from $3.25 to $7.00 that expire from January 10, 2010 to July 2, 2012 to non-employees as compensation for services. The Company recognized general and administrative expense of $169,059 for the issuance of these 42,000 warrants.  In addition, during the nine months ended September 30, 2007, the Company issued 58,800 warrants with an exercise price of $7.00 that expire on July 14, 2012 to non-employees as compensation for marketing efforts.

The following table summarizes information and terms of warrants outstanding.

Warrants Outstanding at September 30, 2008
Weighted
Average
		Remaining	Weighted
Range of		Contractual	Average
Exercise	Number of	Life	Exercise
Prices	Shares	(in years)	Price

$ 1.75 – 12.00	2,376,286	2.20	$3.76

Common stock – On July 31, 2008, the Company closed a private placement of common stock and sold 501,666 shares at a price of $3.00 per share. In connection with the private placement the Company converted certain notes payable in the amount of $350,000 plus accrued interest into 118,302 shares of common stock. The Company received net proceeds of $1,282,412 from this transaction.

The Company paid the placement agent cash commissions of 10% of the gross sales proceeds. In addition, it issued the placement agent 61,997 four-year warrants with an exercise price of $3.00 per share, 61,997 four-year warrants with an exercise price of $4.50 per share and 30,999 four-year warrants with an exercise price of $6.00 per share. Each of the purchasers in this private placement received four-year warrants with a $4.50 exercise price equal to the number of common shares purchased.  In addition, each purchaser also received four-year warrants with a $6.00 exercise price equal to half of the number of shares that they purchased. As a result, the Company has issued 619,968, $4.50 warrants and 309,984, $6.00 warrants to the subscribers in this private placement.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 4.  Stock Based Compensation and Other Equity Transactions – (continued)

Under the terms of the private placement which closed on July 31, 2008, the Company granted registration rights to the subscribers of such private placement and was required to file a registration statement for the common stock sold and for the common stock underlying the warrants issued to the subscribers and the placement agent by September 14, 2008.  The Company has been unable to meet this commitment and will be required to make monthly payments to the subscribers in the amount of ½ percent of the aggregate purchase price paid by the subscribers (approximately $9,300 per month), commencing on January 31, 2009 but not extending past the latter of July 31, 2011 or the date on which the commitment is met.

On September 3, 2008, the Company’s founder and major shareholder purchased 40,000 shares of common stock at a price of $3.00 per share.  As part of this transaction, 40,000 four-year warrants with an exercise price of $4.50 and 20,000 four-year warrants with an exercise price of $6.00 were issued to him.

During the nine months ended September 30, 2007, the Company closed a private placement of common stock and sold 850,000 shares at a price of $7.00 per share.  The Company received net proceeds of $5,367,946 from this transaction net of sales commissions and expenses of $537,054.

During the nine months ended September 30, 2007, the Company issued 120,660 shares of common stock as compensation for services and recorded general and administrative expense of $363,879.

Restricted Stock – In late 2007, the Company issued 308,000 shares of restricted stock to its Directors. This restricted stock has a purchase price of $0.001 per share and will vest over a three year period. For the nine months ended September 30, 2008, the Company recorded general and administrative expense of $537,447 from the issuance of this restricted common stock for services.  No such expense was recorded for the nine months ended September 30, 2007.

Note 5.  Debt

On January 23, 2008, under the terms of an amendment to the $2.3 million promissory note dated November 8, 2007, the Company transferred its ownership interest in an office building back to the holder of the promissory note in return for the cancellation of the note and paid approximately $66,000 in accrued interest plus closing costs.

On March 13, 2008, the Company issued a convertible note totaling $150,000.  This note bears interest at 10% per annum.  The note is convertible into the common stock of the Company at the lesser of $7.00 per share or the lowest price per share received by the Company in any subsequent financing that occurs while this note is still outstanding.  Principal and interest on this note is payable one year from the date of issue.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 5.  Debt (continued)

On April 27, 2008, the Company issued a convertible note totaling $200,000. This note bears interest at 10% per annum.  The note is convertible into the common stock of the Company at the lesser of $7.00 per share or the lowest price per share received by the Company in any subsequent financing that occurs while this note is still outstanding.  Principal and interest on this note is payable one year from the date of issue.

Both of these notes plus accrued interest were converted into 118,302 shares of common stock in connection with the private placement of the Company’s common stock on May 29, 2008.

Future minimum principal payments for the Company’s debt over the next five years are:

Period ended September 30,	Amount
2009	$17,429
2010	18,923
2011	16,647
2012	-
2013	-
52,999
Less: Current portion	(17,429)
$35,570

Note 6.  Commitments and Contingencies

The Company entered into a lease agreement for a field office beginning September 1, 2007 and expiring on August 31, 2010.  Under this lease the Company will make monthly lease payments of $1,980. The future minimum lease payments due under this lease at September 30, 2008 are $45,540.

Note 7. Subsequent Events

On October 17, 2008, the Company decided that directors’ fees of $24,583 per month which have previously been paid in cash will in the future be paid in common stock of the Company.  Each quarter, the Company will pay directors fees of 24,583 shares of common stock.  At September 30, 2008, the Company has accrued $61,667 in directors’ fees which it will pay by issuing 20,556 shares of common stock.

On October 17, 2008, the Company issued 715,500 shares of its restricted common stock to its directors, officers, employees and consultants.  This restricted stock has a purchase price of $0.001 per share and will vest over a three year period.  Stock compensation expense in the amount of $3 per share will be recognized over the three year vesting period.

Concentric Energy Corporation
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 5.  Subsequent Events (continued)

On October 17, 2008, the Company extended the expiry of its $1.75 warrants which were to expire on November 30, 2008 to April 30, 2009.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      Other Expenses of Issuance and Distribution.

The following table sets forth a list of the registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby:

Amount
SEC registration fee	$63.95
Legal expenses*	$100,000.00
Accounting expenses*	$20,000.00
Printing expenses*	$5,000.00
Miscellaneous expenses*	$4,936.05
Total*	$130,000.00

* Estimated

ITEM 14.      Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the fullest extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

In addition, our by-laws that will be in effect upon completion of this offering provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We have entered into indemnification agreements with certain of our directors and former directors which may, in certain cases, be broader than the specific indemnification provisions contained in our certificate of incorporation and by-laws.  The indemnification agreements may require us, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors of the Company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

ITEM 15.      Recent Sales of Unregistered Securities.

In late 2005 and early 2006, we sold 972,200 shares of common stock at $2.50 per share to individual and institutional private investors in a private placement offering. As part of this private placement transactions, in December 2005, we issued 45,940 shares of common stock as sales commission for this private placement.  One subscriber in this private placement received 10,000 shares of common stock on May 3, 2007, the date which we received the subscriber’s subscription payment.

 On July 16, 2007, we sold 840,000 shares of common stock at $7.00 per share to individual and institutional private investors in a private placement offering. We received $5,368,000 in proceeds from this offering, net of sales commissions and other expenses of $537,000.  Westminster Securities Corporation served as our placement agent for this private placement.  We issued warrants to purchase 58,500 shares of common stock at a price of $7.00 per share with an expiration date of July 16, 2010 as compensation for marketing efforts of this private placement.

On January 1, 2007, we issued $110,000 in convertible notes to certain of our officers and directors.  The notes bear interest at 6% per annum and are convertible into shares of our common stock at $5.00 per share.  Principal and interest on these notes was payable December 31, 2007.  On November 1, 2007, the holders of $65,000 of these convertible notes elected to convert their notes plus accrued interest of approximately $3,000 into 13,652 shares of our common stock.  On March 1, 2007 and May 9, 2007, we issued convertible notes totaling $100,000 and $35,000, respectively.  These notes bear interest at 10% per annum.  The notes are convertible into our common stock at $5.60 and $7.00 per share, respectively.  On November 15, 2007, the holders of both of these notes elected to convert the notes plus accrued interest of approximately $11,000 into 24,678 shares of common stock. The holders, dates, principal amount, interest rate, conversion rate, and number of shares issued upon conversion of these notes are summarized in the table below:

Convertible Note Holder	Date of Note	Date Converted	Principal Amount	Interest Rate	Principal & Interest Converted	Conversion Rate/Share	Number of Shares Issued
Thomas Fudge*	1/1/2007	N/A	$45,000	6%	-	$5.00	-
Andrew Simpson	1/1/2007	11/1/2007	$5,000	6%	$5,250.68	$5.00	1,050
Stew Hollingsworth	1/1/2007	11/1/2007	$5,000	6%	$5,250.68	$5.00	1,050
Pete Ingersoll	1/1/2007	11/1/2007	$45,000	6%	$47,256.16	$5.00	9,451
Lynn Oates	1/1/2007	11/1/2007	$10,000	6%	$10,501.37	$5.00	2,100
John O’Shea	2/28/2007	11/1/2007	$100,000	10%	$108,383.56	$5.60	19,354
Dick Price	5/8/2007	11/1/2007	$35,000	10%	$37,272.60	$7.00	5,325

* Note was paid in January 2008.

In March 2008, we issued a $150,000 convertible promissory note to John O’Shea of Westminster and a $200,000 convertible to promissory note to John Averett of Westminster.  The notes mature in March 2009 and bear interest at 10% per annum payable in cash or in kind with common stock at the option of the holder.  The note is convertible at the lesser of (i) $7.00 or (ii) the lowest purchase price of any subsequent financing we conduct prior to maturity.  Additionally, the note provided us the option to force the noteholder to exchange the note if we raised more than $500,000 in a subsequent financing.  On May 27, 2008, we notified the holders of these notes of our exercise of our option to convert the notes into shares of our common stock at a price of $3.00 per share.

On July 31, 2008, we sold 619,968 shares of our common stock and warrants to purchase an additional 929,952 shares of our common stock to certain investors pursuant to a private placement.  With respect to each share of common stock purchased pursuant to the Securities Purchase Agreement entered into with respect to the private placement, the investors received two warrants exercisable for a period of four years from the date of issuance - one to purchase one share of common stock at an exercise price of $4.50 per share for each share of common stock purchased in the private placement and the other to purchase one share of common stock at an exercise price of $6.00 per share for every two shares of common stock purchased in the private placement. We received proceeds of approximately $1,282,000 in connection with this private placement.

Westminster Securities Corporation acted as our placement agent in connection with the Securities Purchase Agreement.  As part compensation for its services, we issued Westminster Securities Corporation warrants to purchase 61,997 shares of our common stock at $3.00 per share, warrants to purchase 61,997 shares of our common stock at $4.50 per share, and warrants to purchase 30,999 shares of our common stock at $6.00 per share which we refer to as the commission warrants.  The commission warrants are exercisable for a period of four years from the date of issuance. In addition, in January 2007, Westminster Securities Corporation and its President, Richard Price, were issued 35,000 shares and 65,000 shares of common stock, respectively, as fees for investment advisory services.

On September 3, 2008, Ralph Kettell, our founder, purchased 40,000 shares of common stock for $3.00 per share and in addition received 40,000 warrants to purchase common stock at an exercise price of $4.50 per share and 20,000 warrants to purchase common stock at an exercise price of $6.00. All of these warrants are exercisable for a period of four years from the date of issuance.

All of the foregoing securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

ITEM 16.      Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1*	Articles of Incorporation of Concentric Energy Corp., a Nevada corporation
3.2*	By-Laws of Concentric Energy Corp., a Nevada corporation
3.3*	Articles of Incorporation for the Anderson Mining Company, an Arizona corporation
3.4*	By-Laws of the Anderson Mining Company, an Arizona corporation
5.1†	Form of Legal Opinion of Haynes and Boone, LLP
9.1†
Voting Trust Agreement dated as of September 30, 2008 among Concentric Energy Corp., Ralph Kettell, II, Laura Kettell, Chloe Kettell UGM Trust, Collin Kettell UGM Trust, Ralph Kettell, III UGM Trust, George Ollinger, Helen Ollinger, Nadine Osborn, LARK Enterprises, Ltd., and Andy Simpson as the Voting Trustee

10.1†	Concentric Energy Corp. Stock Option Plan
10.2*	Form of $1.75 Warrant Agreement between Concentric Energy Corp. and Purchaser
10.3*	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser
10.4*	Form of Registration Rights Agreement between Concentric Energy Corp. and Purchaser
10.5*	Form of $4.50 Warrant Agreement between Concentric Energy Corp. and Purchaser
10.6*	Form of $6.00 Warrant Agreement between Concentric Energy Corp. and Purchaser
10.7*	Lock-up Agreement, dated May 31, 2008, between Concentric Energy Corp. and Ralph Kettell
10.8*	Warrant Agreement dated December 28, 2007 between Concentric Energy Corp. and Thomas F. Fudge, Jr.
10.9*	Indemnification Agreement dated November 15, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin
10.10*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff
10.11*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt
10.12*	Retention Agreement dated November 7, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin
10.13*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff
10.14*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt
10.15*	Restricted Stock Purchase Agreement dated November 15, 2007 by and between Concentric Energy Corp. and The Rockell Nathan Hankin Living Trust
10.16*	Restricted Stock Purchase Agreement dated February 14, 2008 by and between Concentric Energy Corp. and Richard P. Graff
10.17*	Restricted Stock Purchase Agreement dated January 2, 2008 by and between Concentric Energy Corp. and Ronald L. Parratt
10.18*	Employment Agreement dated November 2, 2007 by and between Concentric Energy Corp. and Bonita Bogaert
10.19*	Employment Agreement entered into in November 1, 2006 by and between Concentric Energy Corp. and Andrew Simpson
10.20*	Employment Agreement between Concentric Energy Corp. and Lynn Oates
10.21*	Consulting Agreement dated January 15, 2007 by and between Concentric Energy Corp. and Arden Larson
10.22*	Severance and Consulting Agreement dated December 27, 2007 by and between Concentric Energy Corp. and Thomas F. Fudge
10.23*	Restricted Stock Purchase Agreement dated January 4, 2008 by and between Concentric Energy Corp. and Thomas F. Fudge
10.24*	Quitclaim Transfer of Title and Claims dated July 30, 2007, executed by Concentric Energy Corp. to benefit Nevada Fluorspar, Inc., effective as of July 29, 2005
10.25*	Quitclaim Deed dated April 13, 2007 executed by Ralph W. Kettell to the benefit of Concentric Energy Corp.
23.1*	Consent of Semple, Marchal & Cooper, LLP

Exhibit No.	Description

23.2†	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page)
*           Filed herein.
†           To be filed by Amendment.

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b)	If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use..

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wickenburg, State of Arizona, on December 31, 2008.

CONCENTRIC ENERGY CORP.

By:	/s/ Andrew K. Simpson
Name:	Andrew K. Simpson
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew K. Simpson and Lynn F. Oates, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, and any subsequent registration statement for the same offering which may be filed under Rule 462(b), with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated,

Signature	Title	Date

/s/ Andrew K. Simpson	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive	December 31, 2008
Andrew K. Simpson	Officer and Principal Financial and Accounting Officer)

/s/ Lynn F. Oates	President, Vice President – Finance,	December 31, 2008
Lynn F. Oates	Controller

/s/ Rockell N. Hankin	Chairman of the Board	December 31, 2008
Rockell N. Hankin

	Director	December 31, 2008
Richard P. Graff

/s/ Ronald L. Parratt	Director	December 31, 2008
Ronald L. Parratt

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Articles of Incorporation of Concentric Energy Corp., a Nevada corporation
3.2*	By-Laws of Concentric Energy Corp., a Nevada corporation
3.3*	Articles of Incorporation for the Anderson Mining Company, an Arizona corporation
3.4*	By-Laws of the Anderson Mining Company, an Arizona corporation
5.1†	Form of Legal Opinion of Haynes and Boone, LLP
9.1†
Voting Trust Agreement dated as of September 30, 2008 among Concentric Energy Corp., Ralph Kettell, II, Laura Kettell, Chloe Kettell UGM Trust, Collin Kettell UGM Trust, Ralph Kettell, III UGM Trust, George Ollinger, Helen Ollinger, Nadine Osborn, LARK Enterprises, Ltd., and Andy Simpson as the Voting Trustee

10.1†	Concentric Energy Corp. Stock Option Plan
10.2*	Form of $1.75 Warrant Agreement between Concentric Energy Corp. and Purchaser
10.3*	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser
10.4*	Form of Registration Rights Agreement between Concentric Energy Corp. and Purchaser
10.5*	Form of $4.50 Warrant Agreement between Concentric Energy Corp. and Purchaser
10.6*	Form of $6.00 Warrant Agreement between Concentric Energy Corp. and Purchaser
10.7*	Lock-up Agreement, dated May 31, 2008, between Concentric Energy Corp. and Ralph Kettell
10.8*	Warrant Agreement dated December 28, 2007 between Concentric Energy Corp. and Thomas F. Fudge, Jr.
10.9*	Indemnification Agreement dated November 15, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin
10.10*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff
10.11*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt
10.12*	Retention Agreement dated November 7, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin
10.13*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff
10.14*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt
10.15*	Restricted Stock Purchase Agreement dated November 15, 2007 by and between Concentric Energy Corp. and The Rockell Nathan Hankin Living Trust
10.16*	Restricted Stock Purchase Agreement dated February 14, 2008 by and between Concentric Energy Corp. and Richard P. Graff
10.17*	Restricted Stock Purchase Agreement dated January 2, 2008 by and between Concentric Energy Corp. and Ronald L. Parratt
10.18*	Employment Agreement dated November 2, 2007 by and between Concentric Energy Corp. and Bonita Bogaert
10.19*	Employment Agreement entered into in November 1, 2006 by and between Concentric Energy Corp. and Andrew Simpson
10.20*	Employment Agreement between Concentric Energy Corp. and Lynn Oates
10.21*	Consulting Agreement dated January 15, 2007 by and between Concentric Energy Corp. and Arden Larson
10.22*	Severance and Consulting Agreement dated December 27, 2007 by and between Concentric Energy Corp. and Thomas F. Fudge
10.23*	Restricted Stock Purchase Agreement dated January 4, 2008 by and between Concentric Energy Corp. and Thomas F. Fudge
10.24*	Quitclaim Transfer of Title and Claims dated July 30, 2007, executed by Concentric Energy Corp. to benefit Nevada Fluorspar, Inc., effective as of July 29, 2005
10.25*	Quitclaim Deed dated April 13, 2007 executed by Ralph W. Kettell to the benefit of Concentric Energy Corp.

Exhibit No.	Description

23.1*	Consent of Semple, Marchal & Cooper, LLP
23.2†	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page)
*           Filed herein.
†           To be filed by Amendment.